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                         CREDIT AND SECURITY AGREEMENT


                         Dated as of December 18, 1995

                                     among

                            CABLE TV FUND 14-B, LTD.
                                  as Borrower

                                      and

                         THE LENDERS REFERRED TO HEREIN

                                      and

                      CREDIT LYONNAIS CAYMAN ISLAND BRANCH
                                    as Agent

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

1. DEFINITIONS  . . . . . . . . . . . . . . . . . . . . .        2

2. THE LOANS  . . . . . . . . . . . . . . . . . . . . . .       16
    SECTION 2.1.  Revolving Credit Loans  . . . . . . . .       16
    SECTION 2.2.  Making of Loans.  . . . . . . . . . . .       16
    SECTION 2.3.  Notes   . . . . . . . . . . . . . . . .       18
    SECTION 2.4.  Interest on Notes   . . . . . . . . . .       19
    SECTION 2.5.  Fees  . . . . . . . . . . . . . . . . .       20
    SECTION 2.6.  Optional and Mandatory Termination and/or
                   Reduction of the Total Commitment  . .       21
    SECTION 2.7.  Default Interest; Alternate Rate of
                   Interest   . . . . . . . . . . . . . .       22
    SECTION 2.8.  Continuation and Conversion of Loans  .       24
    SECTION 2.9.  Prepayment of Loans   . . . . . . . . .       26
    SECTION 2.10. Reimbursement of Lenders  . . . . . . .       27
    SECTION 2.11. Change in Circumstances   . . . . . . .       28
    SECTION 2.12. Change in Legality  . . . . . . . . . .       31
    SECTION 2.13. Manner of Payments  . . . . . . . . . .       31
    SECTION 2.14. United States Withholding   . . . . . .       31
    SECTION 2.15. Interest Adjustments  . . . . . . . . .       33

3. REPRESENTATIONS AND WARRANTIES OF THE BORROWER . . . .       34
    SECTION 3.1.  Organization and Power  . . . . . . . .       34
    SECTION 3.2.  Partnership/Corporate Authority and No
                   Violation  . . . . . . . . . . . . . .       34
    SECTION 3.3.  Governmental Approval   . . . . . . . .       35
    SECTION 3.4.  Financial Statements  . . . . . . . . .       35
    SECTION 3.5.  No Material Adverse Change  . . . . . .       36
    SECTION 3.6.  Fictitious Names  . . . . . . . . . . .       36
    SECTION 3.7.  Title to Properties   . . . . . . . . .       36
    SECTION 3.8.  UCC Filing Information  . . . . . . . .       36
    SECTION 3.9.  Litigation  . . . . . . . . . . . . . .       36
    SECTION 3.10. Federal Reserve Regulations   . . . . .       37
    SECTION 3.11. Investment Company Act  . . . . . . . .       37
    SECTION 3.12. Compliance with Laws  . . . . . . . . .       37
    SECTION 3.13. Enforceability  . . . . . . . . . . . .       37
    SECTION 3.14. Taxes   . . . . . . . . . . . . . . . .       38
    SECTION 3.15. ERISA   . . . . . . . . . . . . . . . .       38
    SECTION 3.16. Agreements.   . . . . . . . . . . . . .       38
    SECTION 3.17. Indebtedness  . . . . . . . . . . . . .       38
    SECTION 3.18. Security Interest   . . . . . . . . . .       39
    SECTION 3.19. Disclosure.   . . . . . . . . . . . . .       39
    SECTION 3.20. Environmental Liabilities   . . . . . .       39
    SECTION 3.21. Labor Matters   . . . . . . . . . . . .       40
    SECTION 3.22. Licenses and Copyright Filings  . . . .       40
    SECTION 3.23. Subsidiaries; Investments   . . . . . .       42
    SECTION 3.24. Pole Agreements and Franchises  . . . .       42
    SECTION 3.25. Solvency  . . . . . . . . . . . . . . .       42

4. CONDITIONS OF LENDING  . . . . . . . . . . . . . . . .       43
    SECTION 4.1.  Conditions Precedent to Initial Loan  .       43

    SECTION 4.2.  Conditions Precedent to Each Loan   . .       46

5. AFFIRMATIVE COVENANTS  . . . . . . . . . . . . . . . .       47
    SECTION 5.1.  Financial Statements, Reports, etc.   .       47
    SECTION 5.2.  Existence; Compliance with Statutes   .       50
    SECTION 5.3.  Insurance   . . . . . . . . . . . . . .       50
    SECTION 5.4.  Taxes and Charges; Obligations in
                   Ordinary Course of Business  . . . . .       51
    SECTION 5.5.  Liens   . . . . . . . . . . . . . . . .       51
    SECTION 5.6.  ERISA Compliance and Reports  . . . . .       52
    SECTION 5.7.  Access to Books and Records;
                   Examinations.  . . . . . . . . . . . .       52
    SECTION 5.8.  Maintenance of Properties   . . . . . .       53
    SECTION 5.9.  Material Changes  . . . . . . . . . . .       53
    SECTION 5.10. Environmental Laws.   . . . . . . . . .       53
    SECTION 5.11. Claims  . . . . . . . . . . . . . . . .       54
    SECTION 5.12. Governmental Approval   . . . . . . . .       55
    SECTION 5.13. Compliance with Laws    . . . . . . . .       55
    SECTION 5.14. Further Assurances; Security Interests        55
    SECTION 5.15. Performance of Obligations  . . . . . .       56
    SECTION 5.16. Use of Proceeds   . . . . . . . . . . .       56
    SECTION 5.17. Post-Closing Matters  . . . . . . . . .       56

6. NEGATIVE COVENANTS . . . . . . . . . . . . . . . . . .       56
    SECTION 6.1.  Limitation on Indebtedness  . . . . . .       56
    SECTION 6.2.  Limitation on Guaranties.   . . . . . .       57
    SECTION 6.3.  Changes in Business   . . . . . . . . .       57
    SECTION 6.4.  Consolidation, Merger, Sale or Purchase
                   of Assets, etc..   . . . . . . . . . .       58
    SECTION 6.5.  Limitation on Loans and Investments   .       58
    SECTION 6.6.  Limitations on Liens..  . . . . . . . .       58
    SECTION 6.7.  Partnership Name; Chief Executive
                   Office.  . . . . . . . . . . . . . . .       60
    SECTION 6.8.  Receivables.  . . . . . . . . . . . . .       60
    SECTION 6.9.  Sale and Leaseback.   . . . . . . . . .       60
    SECTION 6.10. ERISA Compliance  . . . . . . . . . . .       60
    SECTION 6.11. Transactions with Affiliates  . . . . .       61
    SECTION 6.12. Hazardous Materials   . . . . . . . . .       61
    SECTION 6.13. Debt Service Coverage Ratio.  . . . . .       61
    SECTION 6.14. Total Debt to Annualized operating Cash
                   Flow Ratio.  . . . . . . . . . . . . .       61
    SECTION 6.15. Operating Cash Flow to Interest Expense
                   Ratio of the Borrower.   . . . . . . .       62
    SECTION 6.16. Accounting Practices  . . . . . . . . .       62
    SECTION 6.17. Subsidiaries; Capital Structure   . . .       62
    SECTION 6.18. Restricted Payments   . . . . . . . . .       62
    SECTION 6.19. Prohibition of Amendments or Waivers of
                   the Partnership Agreement, Licenses,
                   Pole Agreements or Franchises  . . . .       62
    SECTION 6.20. Prohibitions in Partnership Agreement         63
    SECTION 6.21. Indebtedness of Fund 14-A/B Venture   .       63
    SECTION 6.22. Use of Proceeds   . . . . . . . . . . .       63

7. EVENTS OF DEFAULT  . . . . . . . . . . . . . . . . . .       63

8. GRANT OF SECURITY INTEREST; REMEDIES.  . . . . . . . .       67
    SECTION 8.1.  Security Interests  . . . . . . . . . .       67
    SECTION 8.2.  Use of Collateral   . . . . . . . . . .       67
    SECTION 8.3.  Application of Proceeds of the
                   Collateral   . . . . . . . . . . . . .       67
    SECTION 8.4.  Collections, etc.   . . . . . . . . . .       67
    SECTION 8.5.  Possession, Sale of Collateral, etc.  .       68
    SECTION 8.6.  Application of Proceeds on Default.   .       69
    SECTION 8.7.  Power of Attorney   . . . . . . . . . .       70
    SECTION 8.8.  Financing Statements, Direct Payments,
                   Confirmation of Receivables and Audit
                   Rights.  . . . . . . . . . . . . . . .       70
    SECTION 8.9.  Termination.  . . . . . . . . . . . . .       71
    SECTION 8.10. Remedies Not Exclusive.   . . . . . . .       71

9. CASH COLLATERAL  . . . . . . . . . . . . . . . . . . .       71
    SECTION 9.1.  Cash Collateral Account   . . . . . . .       71
    SECTION 9.2.  Grant of Security Interest.   . . . . .       72
    SECTION 9.3.  Remedies.   . . . . . . . . . . . . . .       72

10. THE AGENT       . . . . . . . . . . . . . . . . . . .       73
    SECTION 10.1.  Administration by the Agent  . . . . .       73
    SECTION 10.2.  Advances and Payments   . . . . . . . .      73
    SECTION 10.3.  Sharing of Setoffs and Cash Collateral       74
    SECTION 10.4.  Notice to the Lenders   . . . . . . . .      75
    SECTION 10.5.  Liability of Agent.   . . . . . . . . .      75
    SECTION 10.6.  Reimbursement and Indemnification   . .      76
    SECTION 10.7.  Rights of Agent.  . . . . . . . . . .        76
    SECTION 10.8.  Independent Investigation by Lenders.        77
    SECTION 10.9.  Agreement of Required Lenders.  . . . .      77
    SECTION 10.10. Notice of Transfer.  . . . . . . . . .       77
    SECTION 10.11. Successor Agent.   . . . . . . . . . .       77

11. MISCELLANEOUS.  . . . . . . . . . . . . . . . . . . .       78
    SECTION 11.1.  Notices   . . . . . . . . . . . . . . .      78
    SECTION 11.2.  Survival of Agreement, Representations
                    and Warranties, etc  . . . . . . . . .      78
    SECTION 11.3.  Successors and Permitted Assigns;
                   Syndications; Loan Sales;
                   Participations   . . . . . . . . . . .       79
    SECTION 11.4.  Expenses; Documentary Taxes.  . . . . .      82
    SECTION 11.5.  Indemnity.  . . . . . . . . . . . . . .      83
    SECTION 11.6.  CHOICE OF LAW.  . . . . . . . . . . . .      85
    SECTION 11.7.  WAIVER OF JURY TRIAL  . . . . . . . . .      85
    SECTION 11.8.  No Waiver.  . . . . . . . . . . . . . .      85
    SECTION 11.9.  Extension of Maturity   . . . . . . . .      86
    SECTION 11.10. Amendments, etc.   . . . . . . . . . .       86
    SECTION 11.11. Severability   . . . . . . . . . . . .       86
    SECTION 11.12. SERVICE OF PROCESS.  . . . . . . . . .       87
    SECTION 11.13. Headings   . . . . . . . . . . . . . .       88

    SECTION 11.14. Execution in Counterparts  . . . . . .       88
    SECTION 11.15. Entire Agreement.  . . . . . . . . . .       88
    SECTION 11.16. Nonrecourse to General Partner.  . . .       88
    SECTION 11.17. Confidentiality  . . . . . . . . . . .       88

Testimonium         . . . . . . . . . . . . . . . . . . .       89

Signature and Seals . . . . . . . . . . . . . . . . . . .       89

EXHIBITS
A                 Form of Note
B-1               Form of Opinion of New York Counsel to the Borrower
B-2               Form of Opinion of General Counsel of the Borrower
B-3               Form of Opinion of South Carolina Counsel to the Borrower
B-4               Form of Opinion of California Counsel to the Borrower
B-5               Form of Opinion of FCC Counsel to the Borrower
C                 Form of Subordination Agreement
D                 Form of Borrowing Certificate
E                 Form of Assignment and Acceptance
F                 Form of Compliance Certificate
G                 Form of Confidentiality Agreement

SCHEDULES
- ---------
1                 Schedule of Commitments
2                 General Intangibles excluded from the Collateral
3.2               Violations
3.3               Governmental Approvals
3.6               Fictitious Names
3.8               Chief Executive Office of the Borrower and the
                    locations of books and records and any goods included
                    in the Collateral
3.16              Material Agreements
3.17              Existing Indebtedness
3.18              UCC Filings
3.22              Licenses
3.24A             Pole Agreements
3.24B             Franchises

                                              CREDIT AND SECURITY AGREEMENT,
                                              dated as of December 18, 1995,
                                              among CABLE TV FUND 14-B, LTD., a
                                              Colorado limited partnership (the
                                              "Borrower"), the lenders referred
                                              to herein (the "Lenders") and
                                              CREDIT LYONNAIS CAYMAN ISLAND
                                              BRANCH, as agent for the Lenders
                                              (the "Agent").

                             INTRODUCTORY STATEMENT

                  All terms not otherwise defined above or in this Introductory Statement are as defined in Article 1 hereof or as defined elsewhere herein.

                  The Borrower has requested that the Lenders make available to the Borrower a reducing revolving credit facility in the amount of $18,000,000. The Borrower has represented to the Lenders that the proceeds of loans made pursuant to such facility will be used by the Borrower (i) to refinance outstanding Indebtedness of the Borrower under the CIBC Agreement and (ii) for general partnership purposes.

                  To provide assurance for the repayment of the Loans and all other obligations of the Borrower hereunder, the Borrower will provide to the Agent, for the benefit of the Lenders, the following (each as more fully described and subject to the limitations set forth herein):

                       (i) a first priority security interest in all of the Borrower's personal property, tangible or intangible, whether now owned or hereafter acquired by the Borrower (excluding, however, (1) the Licenses to the extent the granting of a security interest is prohibited by Applicable Law, (2) the Borrower's partnership interest in Fund 14-A/B Venture and (3) certain other non-assignable general intangibles); and

                       (ii)  an assignment for security of the Franchises.

                  Subject to the terms and conditions set forth herein, the Agent is willing to act as agent for the Lenders and each Lender is willing to make Loans to the Borrower in an aggregate amount not in excess of its Commitment hereunder.

                  Accordingly, the parties hereto hereby agree as follows:

1.  DEFINITIONS

                  For the purposes hereof unless the context otherwise requires, all section references herein shall be deemed to correspond with sections herein; the following terms shall have the meanings indicated; all accounting terms not otherwise defined herein shall have the respective meanings accorded to them under GAAP; and all terms defined in the UCC and not otherwise defined herein shall have the respective meanings accorded to them therein. Unless the content otherwise requires, any of the following terms may be used in the singular or the plural, depending on the reference:

                  "Adjusted CD Rate" shall mean, with respect to the Interest Period for a Certificate of Deposit Loan, an interest rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to the sum of (a) the product of (i) the Fixed Certificate of Deposit Rate and (ii) Statutory Reserves and (b) the Assessment Rate. For purposes hereof, the term "Fixed Certificate of Deposit Rate" shall mean the rate per annum determined by the Agent to be the average of the bid rates quoted at approximately 10:00 a.m., New York City time, on the first day of such Interest Period by two or more New York City negotiable certificate of deposit dealers of recognized standing, selected by the Agent, for the purchase at face value of certificates of deposit of major money center banks in New York City in the secondary market in an amount approximately equal in principal amount to the Agent's portion of such Certificate of Deposit Loan and for a maturity equal to the applicable Interest Period; and the term "Statutory Reserves" shall mean a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board of Governors of the Federal Reserve System of the United States and any other banking authority to which the Agent is subject, for new negotiable nonpersonal time deposits in Dollars of over $100,000 with maturities approximately equal to the applicable Interest Period. Statutory Reserves shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

                  "Affiliate" shall mean with respect to any Person, any other Person which, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. For purposes of this definition, a Person shall be deemed to be "controlled by" another Person if such latter Person possesses, directly or indirectly, power either (i) to vote 10% or more of the securities having ordinary voting power for the election of directors or managing general partners of such controlled Person or (ii) to direct or cause the direction of the management and policies of such controlled Person whether by contract or otherwise.

                  "Agreement" shall mean this Credit and Security Agreement, as amended, supplemented or otherwise modified, renewed or replaced from time to time in accordance with its terms.

                  "Agent" shall mean Credit Lyonnais Cayman Island Branch in its capacity as agent for the Lenders hereunder or such successor Agent as may be appointed pursuant to Section 10.11 of this Agreement.

                  "Annualized Operating Cash Flow" shall mean, with respect to any date for which it is to be determined, the Operating Cash Flow for the fiscal quarter then ended (or the Borrower's most recently completed fiscal quarter if such date is other than the last day of a quarter) multiplied times four.

                  "Applicable Law" shall mean all provisions of statutes, rules, regulations and orders of governmental bodies or regulatory agencies applicable to the Person in question, and all orders and decrees of all courts and arbitrators in proceedings or actions in which the Person in question is a party or by which such Person is bound.

                  "Applicable Margin" shall be as defined in Section 2.4(d) hereof.

                  "Assessment Rate" shall mean, for any date, the annual rate (rounded upwards, if necessary, to the next higher 1/100 of 1%) most recently estimated by the Agent as the then current net annual assessment rate that will be employed in determining amounts payable by the Agent to the Federal Deposit Insurance Corporation (or any successor) for insurance by such Corporation (or such successor) of time deposits made in Dollars at the Agent's domestic offices.

                  "Assignment and Acceptance" shall mean an agreement substantially in the form of Exhibit E hereto, executed by the assignor, assignee and other parties as contemplated thereby.

                  "Authorized officer" shall mean the President, Chief Financial Officer, Treasurer or General Counsel of the General Partner.

                  "Base Rate" shall mean, for any day, a rate per annum (rounded upwards, if necessary, to the next 1/100 of 1%) equal to the higher of
(i) the rate of interest per annum publicly announced from time to time by the Agent as its base rate in effect on such day at its principal office in New York City; such rate to change as and when the base rate changes or (ii) the

Federal Funds Effective Rate in effect for such day plus 1/2 of 1%. "Federal Funds Effective Rate" shall mean, for any day, a fluctuating interest rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for the day of such transactions received by the Agent from three Federal funds brokers of recognized standing selected by it.

                  "Base Rate Loan" shall mean a Loan based on the Base Rate in accordance with the provisions of Article 2 hereof.

                  "Borrower" shall mean Cable TV Fund 14-B, Ltd., a Colorado limited partnership.

                  "Borrowing" shall mean a borrowing of Loans by the Borrower of the same Interest Rate Type and having the same Interest Period made by the Lenders hereunder on any given day.

                  "Borrowing Certificate" shall be as defined in Section 4.2(a) hereof.

                  "Business Day" shall mean any day other than a Saturday, Sunday or other day on which banks in the State of New York are permitted to close; provided, however, that when used in connection with a Eurodollar Loan, the term "Business Day" shall also exclude any day on which banks are not open for dealings in Dollar deposits in the London Interbank Market.

                  "Capital Expenditures" shall mean, with respect to any Person for any period, the sum of (i) the aggregate of all expenditures (whether paid in cash or accrued as a liability) by such Person during that period which, in accordance with GAAP, are or should be included in "additions to property, plant or equipment" or similar items reflected in the statement of cash flows of such Person and (ii) to the extent not covered by clause (i) hereof, the aggregate of all expenditures by such Person to acquire by purchase or otherwise, the business, property or fixed assets of, or stock or other evidence of beneficial ownership of, any other Person (other than the portion of such expenditures allocable in accordance with GAAP to net current assets).

                  "Capital Lease", as applied to any Person, shall mean any lease of any property (whether real, personal or mixed) by such Person as lessee which, in accordance with GAAP, is or should be accounted for as a capital lease on the balance sheet of such Person.

                  "Cash Collateral Account" shall be as defined in
Section 9.1(a) hereof.

                  "Cash Equivalents" shall mean (i) marketable securities issued, or directly and fully guaranteed, by the United States of America or any agency or instrumentality thereof (provided that the full faith and credit of the United States of America is pledged in support thereof) having maturities of not more than six months from the date of acquisition, (ii) time deposits and certificates of deposit with maturities of not more than six months from the date of acquisition, issued by any Lender, or by any other domestic commercial bank or the domestic branch of any foreign commercial bank, of recognized standing having capital and surplus in excess of U.S.$250,000,000, (iii) commercial paper rated at least A-2 or the equivalent thereof by Standard & Poor's Corporation or at least P-2 or the equivalent thereof by Moody's Investors Service, Inc. and in each case maturing within six months after the date of acquisition, (iv) repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clauses (i), (ii) and (iii) entered into with any bank meeting the qualifications specified in clause (ii) above or with a securities dealer reasonably acceptable to the Agent, and (v) investments in money market mutual funds which invest exclusively in investments of the types described in clauses
(i), (ii), (iii) and (iv) above.

                  "Certificate of Deposit Loan" shall mean a Loan based on the Adjusted CD Rate in accordance with the provisions of Article 2 hereof.

                  "Change" shall be as defined in Section 2.14(e) hereof.

                  "CIBC Agreement" shall mean the Credit Agreement dated as of June 28, 1991 among the Borrower, certain commercial lending institutions as the lenders and Canadian Imperial Bank of Commerce, acting through certain of its U.S. branches or agencies, as the agent for the lenders, as such agreement may have been amended from time to time.

                  "Closing Date" shall mean the date on which (i) the conditions precedent to the making of the initial Loans as set forth in Article 4 hereof have been satisfied or waived, (ii) the Agent shall have received counterparts of this Agreement executed by the Borrower, the Agent and each of the Lenders and (iii) the initial Loan is made hereunder.

                  "Code" shall mean the Internal Revenue Code of 1986 and the rules, regulations and notices issued thereunder, as now and hereafter in effect, or any successor provision thereto.

                  "Collateral" shall mean all personal property of the Borrower, tangible and intangible, wherever located or situated and whether now owned or hereafter acquired or created, including, without limitation, all Franchises, goods (including, but not limited to, such goods constituting fixtures), accounts, documents, instruments, intercompany obligations, chattel paper, inventory, equipment, machinery, contract rights, general intangibles (including copyrights, trademarks, trade names and patents), insurance proceeds, books and records, cash, deposit accounts, and Licenses (except to the extent the Borrower is prohibited from granting a security interest in any such License pursuant to Applicable Law); and any proceeds thereof, income therefrom or products thereof, but excluding only (i) the partnership interest of the Borrower in Fund 14-A/B Venture and (ii) the general intangibles listed on Schedule 2 hereto, the terms of which prohibit the granting of a security interest therein by the Borrower without the consent of a third party and such consent has not yet been received by the Borrower.

                  "Commitment" shall mean the commitment of each Lender to make Loans to the Borrower from the Initial Date applicable to such Lender through the Commitment Termination Date up to an aggregate amount, at any one time, which when added to such Lender's then L/C Exposure is not in excess of the amount set forth (i) opposite its name in the Schedule of Commitments appearing in Schedule 1 hereto, or (ii) in any applicable Assignment and Acceptance(s) to which it may be a party, as the case may be, as such amount may be reduced from time to time in accordance with the terms of this Agreement.

                  "Commitment Fees" shall be as defined in Section 2.5(a) hereof.

                  "Commitment Termination Date" shall mean December 31, 2003 or such earlier date on which the Commitments shall terminate in accordance with the provisions of either Section 2.6 or Article 7 hereof.

                  "Communications Act" shall mean the Communications Act of 1934 and the rules and regulations promulgated thereunder, as amended from time to time.

                  "Compliance Certificate"  shall be as defined in Section
5.1(c).

                  "Controlled Group" means all members of a controlling group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with the Borrower, are treated as a single employer under Section 414(b), (c), (m) or (o) of the Code, and the regulations and publications thereunder.

                  "Copyright Act" shall be as defined in Section 3.22 hereof.

                  "Default" shall mean any event, act or condition which with notice or lapse of time, or both, would constitute an Event of Default.

                  "Dollars" and "$" shall mean lawful money of the United States of America.

                  "Environmental Laws" shall mean any and all federal, state, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decrees or requirements of any Governmental Authority regulating, relating to, or imposing liability or standards of conduct concerning, any Hazardous Material or environmental protection or health and safety, as now or may at any time hereafter be in effect, including, without limitation, the Clean Water Act also known as the Federal Water Pollution Control Act ("FWPCA"), 33 U.S.C. Section 1251 et seq., the Clean Air Act ("CAA"), 42 U.S.C. Sections 7401 et seq., the Federal Insecticide, Fungicide and Rodenticide Act ("FIFRA"), 7 U.S.C. Sections 136 et seq., the Surface Mining Control and Reclamation Act ("SMCRA"), 30 U.S.C. Sections 1201 et seq., the Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA"), 42 U.S.C.
Section 9601 et seq., the Superfund Amendment and Reauthorization Act of 1986 ("SARA"), Public Law 99-499, 100 Stat. 1613, the Emergency Planning and Community Right to Know Act ("ECPCRKA"), 42 U.S.C. Section 11001 et seq., the Resource Conservation and Recovery Act ("RCRA"), 42 U.S.C. Section 6901 et seq., the Occupational Safety and Health Act as amended ("OSHA"), 29 U.S.C.
Section 655 and Section 657, together, in each case, with any amendment thereto, and the regulations adopted and publications promulgated thereunder, as amended from time to time; and all substitutions thereof.

                  "ERISA" shall mean the Employee Retirement Income Security Act of 1974 and the regulations promulgated thereunder, in each case, as amended from time to time.

                  "Eurodollar Loan" shall mean a loan based on the LIBO Rate in accordance with the provisions of Article 2 hereof.

                  "Event of Default" shall have the meaning given such term in
Article 7 hereof.

                  "Excess Cash Flow" shall mean for any fiscal year for which it is to be determined, without double-counting, Operating Cash Flow of the Borrower for such fiscal year minus the sum of the following for such fiscal year (i) scheduled principal amortization paid on Total Debt (after giving effect to all prior prepayments), (ii) all Interest Expense paid or payable in cash, (iii) actual taxes paid by the Borrower in cash, and (iv) Capital Expenditures of the Borrower to the extent paid in cash or accrued in accordance with GAAP.

                  "FCC" shall mean the Federal Communications Commission or any successor hereto.

                  "Fee Letter" shall be as defined in Section 2.5(b) hereof.

                  "Franchises" shall mean the rights and obligations extended by a Governmental Authority to the Borrower to own, operate and maintain the Systems.

                  "Fund 14-A/B Joint Venture Agreement" shall mean that certain joint venture agreement made as of January 8, 1988, by and between Cable TV Fund 14-A, Ltd., a Colorado limited partnership and the Borrower, as such agreement may be amended from time to time.

                  "Fund 14-A/B Venture" shall mean Cable TV Fund 14-A/B Venture, a joint venture under and pursuant to the Uniform Partnership Law of the State of Colorado, entered into by Cable TV Fund 14-A, Ltd. and the Borrower.

                  "Fund 14-A/B Venture Credit Agreement" shall mean that certain Revolving Credit and Term Loan Agreement dated as of September 30, 1988 among Fund 14-A/B Venture, the banks referred to in Section 2.1 thereof and The Bank of Nova Scotia, as agent, as such agreement has heretofore been, and may hereafter be, amended.

                  "Fundamental Documents" shall mean this Agreement, the Notes, the Subordination Agreement and any other ancillary documentation which is required to be or is otherwise executed by the Borrower and delivered to the Agent in connection with the execution and delivery of this Agreement or any other Fundamental Document or in connection with the closing of the transactions contemplated hereby and any other document delivered to the Agent after the Closing Date which document has been designated by the Agent as a Fundamental Document.

                  "GAAP" shall mean United States generally accepted accounting principles consistently applied (except for accounting changes in response to releases of the Financial Accounting Standards Board, or other authoritative pronouncements).

                  "General Partner" shall mean Jones Intercable, Inc., a Colorado corporation.

                  "Governmental Authority" shall mean any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, or any court, in each case whether of the United States or any foreign jurisdiction.

                  "Guaranty" shall mean, as to any Person, any direct or indirect obligation of such Person guaranteeing or intended to guarantee any Indebtedness, Capital Lease, dividend or other monetary obligation ("primary obligation") of any other Person (the "primary obligor") in any manner, whether directly or indirectly, by contract, as a general partner or otherwise, including, without limitation, any obligation of such Person, whether or not contingent, (a) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (b) to advance or supply funds (i) for the purchase or payment of any such primary obligation or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor or (c) to purchase property, securities or services from the primary obligor, in each case, primarily for the purpose of assuring the owner of any such primary obligation of the repayment of such primary obligation. The amount of any Guaranty shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guaranty is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder).

                  "Hazardous Materials" shall mean any flammable materials, explosives, radioactive materials, hazardous materials, hazardous wastes, hazardous or toxic substances, or similar materials defined as such in any Environmental Law.

                  "Home Office Allocations" shall mean for any period, the fees payable (without regard to the Borrower's right to defer or limit actual payment) to Jones Intercable, Inc. by the Borrower to compensate Jones Intercable, Inc. for that portion of its general overhead and administrative expenses, including all of its direct and indirect expenses, allocable to the operation of the Borrower's business, including, but not limited to, home office rent, supplies, telephone, travel and copying charges, costs of employee benefits and salaries of full and part-time employees.

                  "Indebtedness" shall mean, at any time and with respect to any Person, (i) indebtedness of such Person for borrowed money (whether by loan or the issuance and sale of debt securities) or for the deferred purchase price of property or services purchased (other than amounts constituting accrued expenses and trade payables (in either case payable within 90 days) arising in the ordinary course of business); (ii) obligations of such Person in respect of letters of credit, acceptance facilities, or drafts or similar instruments issued or accepted by banks and other financial institutions for the account of such Person; (iii) obligations of such Person under Capital Leases; (iv) deferred payment obligations of such Person resulting from the adjudication or settlement of any claim or litigation and

(v) indebtedness of others of the type described in clauses (i), (ii), (iii) or (iv) hereof which has been (a) directly or indirectly assumed by, or made subject to a Guaranty of, such Person or (b) secured by a Lien on the assets of such Person, whether or not such Person has assumed such indebtedness.

                  "Initial Date" shall be as defined in Section 2.14(e) hereof.

                  "Interest Expense" means, for any period, interest expense, whether paid or accrued (including the interest component of Capital Lease obligations) on Total Debt for such period, including, without limitation or duplication, (a) interest expense in respect of the Loans and all other Total Debt, (b) amortization of the discount of any Indebtedness included in Total Debt (including, without limitation, any original issue discount attributable to any issuance of debt securities), (c) commissions, discounts and other fees and charges payable in connection with letters of credit, (d) net payments payable in connection with all Interest Rate Protection Agreements (including amortization of any discount), (e) Commitment Fees, (f) any interest which is capitalized and (g) non-cash interest payments, all as determined in conformity with GAAP.

                  "Interest Payment Date" shall mean, subject to the terms and conditions hereof, (i) as to any Eurodollar Loan having an Interest Period of one, two or three months and any Certificate of Deposit Loan having an Interest Period of 30, 60 or 90 days, the last day of such Interest Period, (ii) as to any Eurodollar Loan having an Interest Period of at least six months, or any Certificate of Deposit Loan having an Interest Period of at least 180 days, the last day of such Interest Period and, in addition, each date during such Interest Period that is an integral multiple of three months, or 90 days (as applicable), from the commencement of such Interest Period and (iii) with respect to any Base Rate Loan, the last Business Day of each March, June, September and December (commencing on the last Business Day of December, 1995).

                  "Interest Period" shall mean (i) as to any Eurodollar Loan, the period commencing on the date of such Loan or the last day of the preceding Interest Period and ending on the numerically corresponding day (or if there is no corresponding day, the last day) in the calendar month that is one, two, three, six or, if available, twelve months thereafter as the Borrower may elect and (ii) as to any Certificate of Deposit Loan, a period of 30, 60, 90, 180 or, if available, 360 days' duration, commencing on the date of such Loan, as the Borrower may elect; provided, however, that (a) if any Interest Period would end on a day which shall not be a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless, with respect to Eurodollar Loans only, such next succeeding Business Day would fall in the next calendar month, in which case, such Interest Period shall end on the next preceding Business Day, (b) no Interest Period with respect to a Eurodollar Loan or a Certificate of Deposit Loan may be selected which would end later than the Commitment Termination Date and (c) no Interest Period with respect to a Eurodollar Loan or a Certificate of Deposit Loan may be selected which would result in the aggregate amount of Eurodollar Loans and Certificate of Deposit Loans having Interest Periods ending after any date on which the Total Commitment is reduced pursuant to Section 2.6 hereof, being in excess of the maximum amount of Loans permitted to be outstanding after such date after giving effect to such reduction.

                  "Interest Rate Protection Agreement" shall mean any interest rate swap agreement, interest rate cap agreement or other financial agreement or arrangement designed to protect the Borrower against fluctuations in interest rates.

                  "Interest Rate Type" shall be as defined in Section 2.2(a) hereof.

                  "Investment" shall include any stock, evidence of indebtedness or other investment security of any Person, any loan, advance, contribution of capital (including obligations of a partner or joint venturer to satisfy additional capital calls), extension of credit or commitment therefor including, without limitation, any purchase of (i) any security of another Person or (ii) any business or undertaking of any Person or any commitment to make any such purchase, or any other investment, but excluding current trade and customer accounts receivable for services rendered in the ordinary course of business and payable in accordance with customary trading terms in the ordinary course of business.

                  "L/C Exposure" shall mean, at any time, the amount expressed in Dollars of the aggregate face amount of all drafts which may then or thereafter be presented by beneficiaries under all Letters of Credit then outstanding, plus (without duplication) the face amount of all drafts which have been presented under Letters of Credit but have not yet been paid or have been paid but not reimbursed.

                  "Lender" and "Lenders" shall mean the financial institutions that are signatories to this Credit Agreement on the date hereof and any assignee of a Lender pursuant to Section 11.3(B) hereof, and their respective successors.

                  "Lending Office" shall mean, with respect to any of the Lenders, the branch or branches (or affiliate or affiliates) from which any such Lender's Eurodollar Loans, Certificate of Deposit Loans or Base Rate Loans, as the case may be, are made or maintained and for the account of which all payments of principal of, and interest on, such Lender's Eurodollar Loans, Certificate of Deposit Loans or Base Rate Loans are made, as notified to the Agent from time to time.

                  "Letter of Credit" shall mean a letter of credit issued by a Lender for the account of the Borrower.

                  "LIBO Rate" shall mean, with respect to the Interest Period for a Eurodollar Loan, an interest rate per annum equal to the quotient (rounded upwards to the next 1/100 of 1%) of (A) the average of the rates at which Dollar deposits approximately equal in principal amount to the Agent's portion of such Eurodollar Loan and for a maturity equal to the applicable for Interest Period are offered to the Lending Office of the Agent in immediately available funds in the London Interbank Market for Eurodollars at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period divided by (B) one minus the applicable statutory reserve requirements of the Agent, expressed as a decimal (including without duplication or limitation, basic, supplemental, marginal and emergency reserves), from time to time in effect under Regulation D or similar regulations of the Board of Governors of the Federal Reserve System of the United States. It is agreed that for purposes of this definition, Eurodollar Loans made hereunder shall be deemed to constitute Eurocurrency Liabilities as defined in Regulation D and to be subject to the reserve requirements of Regulation D.

                  "Licenses" shall mean any and all licenses the Borrower is required to maintain in order to operate the Systems under the Franchises, including, but not limited to, each CARS, earth station, business radio, microwave, special safety radio service license and any other license required by any Governmental Authority, except the Franchises.

                  "Lien" shall mean any mortgage, pledge, security interest, encumbrance, lien or charge of any kind whatsoever (including any conditional sale or other title retention agreement, any lease in the nature of security, and the filing of, or agreement to give, any financing statement under the Uniform Commercial Code of any jurisdiction).

                  "Loans" shall be as defined in Section 2.1 hereof.

                  "Management Fees" shall mean fees payable to Jones Intercable, Inc. as compensation for managing the Systems for the Borrower.

                  "Margin Stock" shall be as defined in Regulation U of the Board of Governors of the Federal Reserve System.

                  "Material Adverse Effect" shall mean any change or effect that, in the reasonable judgment of the Required Lenders, (a) has a materially adverse effect on the business, assets, properties, operations or financial condition of the Borrower, (b) materially impairs the ability of the Borrower to perform any of its obligations under any Fundamental Document to which it is or will be a party or (c) materially impairs the validity or enforceability of, or materially impairs the rights, remedies or benefits available to the Lenders under, any Fundamental Document; provided, however, that any change or effect will be deemed to have a "Material Adverse Effect", if such change or effect when taken together with all other changes or effects with respect to the Borrower (including all other changes and effects which, but for the fact that any representation or warranty contained herein is subject to a "Material Adverse Effect" exception, would cause such representation or warranty to be untrue) would result in a "Material Adverse Effect", even though individually, such change or effect would not do so.

                  "Multiemployer Plan" shall mean a Plan, as defined below, which is a "multiemployer plan" as defined in Section 4001(a)(3) of ERISA.

                  "Note" or "Notes" shall be as defined in Section 2.3(a) hereof.

                  "Obligations" shall mean the obligation of the Borrower to make due and punctual payment of principal of and interest on the Loans, Commitment Fees, costs and reasonable attorneys' fees and all other monetary obligations of the Borrower to the Agent or any Lender under this Agreement, the Notes or any other Fundamental Document, all amounts payable by the Borrower to any Lender under any Interest Rate Protection Agreement and all reimbursement and other monetary obligations of the Borrower to any Lender with respect to any Letter of Credit.

                  "Operating Cash Flow" shall mean, for any period for which it is to be determined, (i) operating revenues of the Borrower (which revenues shall not include any revenues of Fund 14-A/B Venture except for amounts actually paid in cash by Fund 14-A/B Venture to the Borrower) less (ii) operating expenses of the Borrower (which amount shall not include non-cash operating expenses, depreciation, amortization, Interest Expense, Management Fees or Home Office Allocations).

                  "Partnership Agreement" shall mean the Cable TV Fund 14 Program Limited Partnership Agreement, dated as of September 9, 1987 by and among the General Partner and the Limited Partners (as such term is defined therein).

                  "PBGC" shall mean the Pension Benefit Guaranty Corporation or any successor thereto.

                  "Percentage" shall mean, with respect to any Lender, the percentage of the Total Commitment represented by such Lender's Commitment.

                  "Permitted Encumbrances" shall mean Liens permitted under
Section 6.6 hereof.

                  "Person" shall mean any natural person, corporation, division of a corporation, partnership, trust, joint venture, association, company, estate, unincorporated organization or government or any agency or political subdivision thereof.

                  "Plan" shall mean each "employee pension benefit plan" as defined in Section 3(2) of ERISA maintained by the Borrower or any member of the Controlled Group, or to which the Borrower or any member of the Controlled Group contributes or is required to contribute or any other plan covered by Title IV of ERISA.

                  "Pole Agreements" shall be as defined in Section 3.24 hereof.

                  "Prepayment Date" shall be as defined in Section 2.9(d) hereof.

                  "Pro Forma Debt Service" shall mean, with respect to any date for which it is to be determined, the aggregate amount of projected principal payments, Interest Expense and fees (other than fees payable to Credit Lyonnais Cayman Island Branch pursuant to the Fee Letter) on Total Debt for the twelve-month period commencing on such date assuming that the interest rate on the Loans remains fixed throughout such period at the actual rate charged on the last day immediately preceding the commencement of such period, and assuming that the Total Debt during such period will be equal to the amount of Total Debt outstanding on the last day immediately preceding the commencement of such period less the amount of scheduled payments of the principal of such Total Debt during such period.

                  "Pro Rata Share" shall mean with respect to any Obligation or other amount, each Lender's pro rata share of such obligation or other amount determined in accordance with such Lender's Percentage.

                  "Recourse Indebtedness" shall mean any Indebtedness which is recourse to the Borrower in any manner whatsoever.

                  "Reportable Event" shall mean any reportable event as defined in Section 4043(b) of ERISA, other than a reportable event as to which provision for which the 30-day notice requirement to the PBGC would be waived under applicable regulations.

                  "Required Lenders" shall mean (i) the Lenders holding at least 66 2/3% of the unpaid principal amount of the Loans then outstanding or
(ii) if no Loans are then outstanding, the Lenders holding at least 66 2/3% of the Total Commitment.

                  "Restricted Payment" shall mean (i) any direct or indirect distribution or payment to the General Partner or limited partners, (ii) any redemption, retirement or other acquisition or re-acquisition by the Borrower of any equity, partnership or other ownership interest of the Borrower or any Affiliate now or hereafter outstanding, (iii) any payment made to retire, or obtain the surrender of, any outstanding warrants, puts or options or other rights to purchase or acquire any equity, partnership or other ownership interest of the Borrower or any Affiliate, now or hereafter outstanding, or
(iv) any payment of principal of, premium, if any, or interest on, or any redemption, purchase, retirement, defeasance, sinking fund or similar payment with respect to, any Subordinated Debt now or hereafter outstanding.

                  "Subordinated Debt" shall mean the "Subordinated Obligations" as such term is defined in the Subordination Agreement.

                  "Subordination Agreement" shall mean a Subordination Agreement, substantially in the form of Exhibit C hereto, pursuant to which all now existing or hereafter arising obligations of the Borrower to the General Partner are subordinated to the repayment in full of the obligations.

                  "Subsidiary" shall mean, with respect to any Person, any corporation, association, joint venture, partnership or other business entity (whether now existing or hereafter organized) of which at least a majority of the voting stock or other ownership interests having ordinary voting power for the election of directors (or the equivalent) is, at the time as of which any determination is being made, owned or controlled by such Person or one or more subsidiaries of such Person or by such Person and one or more subsidiaries of such Person.

                  "Systems" shall mean the cable television systems of earth stations, microwave transmitters, headends, antennas, cables, wires, lines, amplifiers, towers, waveguides, conductors, converters, studios, equipment and facilities for the purpose of producing, receiving, transmitting, amplifying and distributing audio, video and other forms of electronic or electrical signals to and among subscribers located in the Town of Surfside Beach, South Carolina, the town of Pawley's Island, South Carolina, the counties of Georgetown and Horry in South Carolina, and the community of Little Rock, California and the Lake Los Angeles area in California and any other communities for which the Borrower may obtain the rights to extend its services in the

State of South Carolina or the State of California after the date hereof.

                  "Total Commitment" shall mean the aggregate amount of the Commitments then in effect of all the Lenders, as such amount may be reduced from time to time in accordance with the terms of this Agreement.

                  "Total Debt" shall mean, at any time, all outstanding indebtedness of the Borrower and all Recourse Indebtedness, but excluding any Subordinated Debt.

                  "UCC" shall mean the Uniform Commercial Code as in effect in the State of New York.

2. THE LOANS

                  SECTION 2.1. Revolving Credit Loans.

                  Each Lender, severally and not jointly, agrees, upon the terms and subject to the conditions hereinafter set forth, to make loans (the "Loans") to the Borrower on any Business Day and from time to time from the Closing Date to, but excluding, the Commitment Termination Date, each in an amount which when added to the aggregate principal amount of all Loans then outstanding to the Borrower from such Lender plus such Lender's then current L/C Exposure, does not exceed such Lender's Commitment. No Loan shall be made which would result in the sum of the aggregate amount of all outstanding Loans and the then current L/C Exposure exceeding the Total Commitment then in effect. Subject to the terms hereof, the Borrower may borrow, repay and reborrow amounts constituting the Commitments.

                  SECTION 2.2. Making of Loans.

                  (a) Each Loan shall be a Base Rate Loan, a Certificate of Deposit Loan or a Eurodollar Loan (each such type of Loan, an "Interest Rate Type") as the Borrower may request subject to, and in accordance with, this Section. Each Lender may at its option fulfill its Commitment with respect to any Eurodollar Loan or Certificate of Deposit Loan by causing a foreign branch or affiliate to make such Loan, provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms hereof and of the relevant Note. Subject to the other provisions of this Section, Section 2.7 and Section 2.12, Loans of more than one Interest Rate Type may be outstanding at the same time.

                  (b) Each Loan requested hereunder on any date shall be made by each Lender in accordance with its respective Percentage.

                  (c) The Borrower shall give the Agent at least three Business Days' prior written, telecopy, facsimile or telephonic (promptly confirmed in writing) notice of each Borrowing which is to consist of Eurodollar Loans, at least two Business Days' prior written, telecopy or telephonic (promptly confirmed in writing) notice of each Borrowing which is to consist of Certificate of Deposit Loans, and at least one Business Day's prior written, telecopy or telephonic (promptly confirmed in writing) notice of each Borrowing which is to consist of Base Rate Loans. Each such notice in order to be effective must be received by the Agent not later than 1:00 p.m., New York City time, on the day required and shall be irrevocable. Each such notice shall specify (i) the date (which shall be a Business Day) on which such Borrowing is to be made, (ii) the aggregate amount of the requested Borrowing and (iii) whether the Borrowing then being requested is to be (or what portion or portions thereof are to be) a Base Rate Loan, a Certificate of Deposit Loan or a Eurodollar Loan and in the case of Certificate of Deposit Loans or Eurodollar Loans, the Interest Period or Interest Periods with respect thereto. If no election of an Interest Period is specified in such notice in the case of a Borrowing consisting of Eurodollar Loans, such notice shall be deemed to be a request for an Interest Period of one month. If no election of an Interest Period is specified in such notice in the case of a Borrowing consisting of Certificate of Deposit Loans, such notice shall be deemed to be a request for an Interest Period of 30 days. If no election is made as to the Interest Rate Type of any Loan, such notice shall be deemed a request for a Borrowing consisting of Base Rate Loans.

                  (d) The Agent shall promptly notify each Lender of its proportionate share of each Borrowing under this Section, the date of such Borrowing, the Interest Rate Type of Loans being requested and the Interest Period applicable thereto. On the borrowing date specified in such notice, each Lender shall make its share of the Borrowing available at the offices of the Agent no later than 1:00 p.m., New York City time, in Federal or other immediately available funds, at the office of Credit Lyonnais New York Branch, 1301 Avenue of the Americas, New York, New York 10019, Attention: Loan Servicing, reference: Cable TV Fund 14-B, Ltd. Upon receipt of the funds to be made available by the Lenders to fund any Borrowing hereunder, the Agent shall disburse such funds by depositing them into an account of the Borrower maintained with the Agent or such other account as the Borrower may direct in writing, with any fees or costs incurred in depositing funds to such other account to be paid by the Borrower.

                  (e) Notwithstanding any provision to the contrary in this Agreement, the Borrower shall not, in any notice of Borrowing under this
Section 2.2, request any Eurodollar Loan which, if made, would result in an aggregate of more than four (4) separate Eurodollar Loans of any Lender being outstanding hereunder at any one time. For purposes of the foregoing, Eurodollar Loans having Interest Periods commencing or ending on different days shall be considered separate Eurodollar Loans.

                  (f) amount of any Borrowing of new funds shall be a minimum principal amount of (i) $500,000 with respect to any Eurodollar Loan (or such lesser amount as shall equal the available but unused portion of the Total Commitment then in effect less the then current L/C Exposure) or such greater amount which is an integral multiple of $50,000, (ii) $500,000 with respect to any Certificate of Deposit Loan (or such lesser amount as shall equal the available but unused portion of the Total Commitment then in effect less the then current L/C Exposure) or such greater amount which is an integral multiple of $50,000 or (iii) $100,000 with respect to any Base Rate Loan (or such lesser amount as shall equal the available but unused portion of the Total Commitment then in effect less the then current L/C Exposure) or such greater amount which is an integral multiple of $10,000.

                  SECTION 2.3. Notes.

                  (a) on or before the date of the first Loan, the Borrower shall issue and deliver to the Agent promissory notes substantially in the form of Exhibit A hereto (each a "Note" and collectively, the "Notes"), duly executed on behalf of the Borrower, dated as of the date hereof, payable to the order of each of the Lenders, and in the face amount equal to such Lender's Commitment.

                  (b) Each of the Notes shall bear interest on the outstanding principal balance thereof as set forth in Section 2.4 hereof. Each Lender and the Agent on its behalf is hereby authorized by the Borrower, but not obligated, to enter the amount of each Loan and the amount of each payment or prepayment of principal or interest thereon in the appropriate spaces on the reverse of, or on an attachment to, each Note; provided, however, that the failure of any Lender or the Agent to set forth such Loans, principal payments or other information shall not in any manner affect the obligation of the Borrower to repay the Loans hereunder. The Agent shall maintain appropriate records of all Loans made and payments received with respect thereto and such records shall be binding and conclusive on the Borrower, absent manifest error.

                  (c) The Notes shall be payable in full on December 31, 2003, subject to mandatory prepayment as provided in Section 2.9 hereof and acceleration as provided in Article 7 hereof.

                  (d) All amounts received by the Agent from or on behalf of the Borrower as a payment or prepayment of, or interest on, the Notes shall be applied among the Notes of the Lenders on a pro rata basis in accordance with the outstanding Loans owed to each Lender by the Borrower.

                  SECTION 2.4. Interest on Notes.

                  (a) Subject to paragraph (d) below, in the case of a Eurodollar Loan, interest shall be payable at a rate per annum (computed on the basis of the actual number of days elapsed over a year of 360 days) equal to the LIBO Rate plus the Applicable Margin. Interest shall be payable on each Eurodollar Loan on each applicable Interest Payment Date, at maturity and on the date of a conversion of such Eurodollar Loan to a Loan of a different Interest Rate Type. The Agent shall determine the applicable LIBO Rate for each Interest Period as soon as practicable on the date when such determination is to be made in respect of such Interest Period and shall notify the Borrower and the Lenders of the applicable interest rate so determined. Such determination shall be conclusive absent manifest error.

                  (b) Subject to paragraph (d) below, in the case of a Certificate of Deposit Loan, interest shall be payable at a rate per annum (computed on the basis of the actual number of days elapsed over a year of 360 days) equal to the Adjusted CD Rate plus the Applicable Margin. Interest shall be payable on each Certificate of Deposit Loan on each applicable Interest Payment Date, at maturity and on the date of a conversion of such Certificate of Deposit Loan to a Loan of a different Interest Rate Type. The Agent shall determine the applicable Adjusted CD Rate for each Interest Period as soon as practicable on the date when such determination is to be made in respect of such Interest Period and shall promptly notify the Borrower and the Lenders of the applicable interest rate so determined. Such determination shall be conclusive absent manifest error.

                  (c) Subject to paragraph (d) below, in the case of a Base Rate Loan, interest shall be payable at a rate per annum (computed on the basis of the actual number of days elapsed over a year of 365 days or, 366 days, as the case may be) equal to the Base Rate plus the Applicable Margin. Interest shall be payable on each Base Rate Loan on each applicable Interest Payment Date and at maturity.

                  (d) The "Applicable Margin" for all times during the applicable periods set forth below shall mean: (a) with respect to Eurodollar Loans, the applicable percentage set forth below in the column captioned "LIBO Applicable Margin", (b) with respect to Certificate of Deposit Loans, the applicable percentage set forth below in the column captioned "CD Rate Applicable Margin" and (c) with respect to Base Rate Loans, the applicable percentage set forth below in the column captioned "Base Rate Applicable Margin".

WHEN THE RATIO OF TOTAL                                           LIBO              CD RATE         BASE RATE
DEBT TO ANNUALIZED                                             APPLICABLE          APPLICABLE       APPLICABLE
OPERATING CASH FLOW IS:                                          MARGIN              MARGIN           MARGIN
- -----------------------                                          ------              ------           ------
Greater than or equal to
3.50:1.00                                                         1.375%            1.500%             .375%

Less than 3.50:1.00 but
greater than or equal to
3.30:1.00                                                         1.250%            1.375%             .250%

Less than 3.00:1.00 but
greater than or equal to
2.50:1.00                                                         1.125%            1.250%             .125%

Less than 2.50:1.00                                               1.000%            1.125%              0%


For purposes of determining the Applicable Margin, the ratio of Total Debt to Annualized Operating Cash Flow shall be calculated and the Applicable Margin shall be determined quarterly as of the end of the most recent fiscal quarter. Any change in the Applicable Margin shall be prospective and shall take effect on the fifth Business Day following receipt by the Agent of the Compliance Certificate contemplated by Section 5.1(c) which evidences that such change in the Applicable Margin is required. If Borrower shall fail to make timely delivery of such certificate, the Applicable Margin shall immediately thereafter continue to be, or be changed to, the maximum amount set forth for each Interest Rate Type of Loan set forth in the table above (taking effect as set forth in the preceding sentence), until such time as such certificate is delivered. The Applicable Margin for the initial Loans to be made hereunder shall be determined based on a calculation of the ratio of Total Debt to Annualized Operating Cash Flow (after giving effect to the making of the initial Loans hereunder) set forth in the Compliance Certificate delivered pursuant to Section 4.1(j) hereof.

                 (e) Interest in respect of any Loan hereunder shall accrue from and including the date of such Loan to, but excluding, the date on which such Loan is paid or, if applicable, converted to a Loan of a different Interest Rate Type.

                 (f) Anything in this Agreement or the Notes to the contrary notwithstanding, the interest rate on the Loans shall in no event be in excess of the maximum amount permitted by Applicable Law.

                 SECTION 2.5. Fees.

                 (a) The Borrower agrees to pay to the Agent (for the account of each Lender in accordance with its Percentage) in arrears, on the last Business Day of each March, June, September and December in each year (commencing on the last Business Day of December, 1995) and on the Commitment Termination Date, an aggregate fee (the "Commitment Fees") of.375% per annum (computed on the basis of the actual number of days elapsed over a year of 360 days) on the average daily amount by which the Total Commitment (as the Total Commitment may be permanently reduced in accordance with the provisions of this Agreement) exceeds sum of the aggregate principal amount of the Loans outstanding during the period then ended plus L/C
Exposure during such period. The Commitment Fees shall accrue from the date this Agreement is executed by all the parties hereto.

                 (b) In addition, the Borrower agrees to pay to Credit Lyonnais Cayman Island Branch the various other fees set forth in the letter agreement dated December 18, 1995, between the Borrower and Credit Lyonnais Cayman Island Branch, as such letter may be amended, supplemented or otherwise modified from time to time,the "Fee Letter").

                 SECTION 2.6. Optional and Mandatory Termination and/or Reduction of the Total Commitment.

                 (a) Upon written, telecopy, facsimile or telephonic (promptly confirmed in writing) notice to the Agent, which notice must be received by the Agent not later than 12:00 noon, New York City time on the same Business Day, the Borrower may at any time permanently terminate the Total Commitment in its entirety or from time to time permanently reduce the Total Commitment in part. Each such partial reduction shall be in a minimum principal amount of $500,000 or such greater amount which is an integral multiple of $100,000. Any reduction in the Total Commitment pursuant to this Section 2.6(a) shall be applied pro rata to reduce any remaining scheduled reductions in the Total Commitment pursuant to Section 2.6(b) below.

                 (b) The Total Commitment shall be automatically and permanently reduced on each of the dates set forth in column (a) below, by the amount set forth opposite such date in column (b) below:

                 (a)                               (b)
                                                   Reduction of the
                 Date                              Total Commitment
                 ----                              ----------------
                 September 30, 1998                $  675,000
                 December 31, 1998                 $  675,000
                 March 31, 1999                    $  450,000
                 June 30, 1999                     $  450,000
                 September 30, 1999                $  450,000
                 December 31, 1999                 $  450,000
                 March 31, 2000                    $  787,500
                 June 30, 2000                     $  787,500

                 September 30, 2000                $  787,500
                 December 31, 2000                 $  787,500
                 March 31, 2001                    $  900,000
                 June 30, 2001                     $  900,000
                 September 30, 2001                $  900,000
                 December 31, 2001                 $  900,000
                 March 30, 2002                    $  900,000
                 June 30, 2002                     $  900,000
                 September 30, 2002                $  900,000
                 December 31, 2002                 $  900,000
                 March 31, 2003                    $1,125,000
                 June 30, 2003                     $1,125,000
                 September 30, 2003                $1,125,000
                 December 31, 2003                 $1,125,000

                 (c) The Total Commitment shall be automatically and permanently reduced on April 30 in each year (commencing April 30, 1999) or on such earlier date on which the audited financial statements of the Borrower for the preceding fiscal year are delivered to the Agent pursuant to Section 5.1 hereof, by an amount equal to 75% of Excess Cash Flow for the immediately preceding fiscal year (as certified by an Authorized Officer of the Borrower). Any reduction in the Total Commitment pursuant to this Section 2.6(c) shall be applied pro rata to reduce any remaining scheduled reductions in the Total Commitment pursuant to Section 2.6(b) above.

                 (d) Simultaneously with each termination and/or reduction of the Total Commitment, the Borrower shall pay to the Agent for the account of the Lenders (i) an amount equal to either the Loans outstanding or the excess of the sum of the aggregate principal amount of outstanding Loans, plus the current L/C Exposure over the reduced Total Commitment, as the case may be,
(ii) all accrued and unpaid interest thereon, (iii) the accrued but unpaid Commitment Fees on the amount of the Total Commitment so terminated or reduced through the date of such termination or reduction and (iv) any payments required pursuant to Section 2.10.

                 (e) Any reduction of the Total Commitment pursuant to this Section 2.6 shall be applied ratably among the Lenders in accordance with their respective Percentages, to reduce the applicable Commitment of each Lender.

                 SECTION 2.7. Default Interest; Alternate Rate of Interest.

                 (a) Upon the occurrence and during the continuance of an Event of Default, the Borrower shall on demand from time to time pay interest, to the extent permitted by Applicable Law, on all Loans and all overdue amounts outstanding hereunder up to (but not including) the date of actual payment of such amounts

(after as well as before judgment) at a rate per annum computed on the basis of the actual number of days elapsed over a year of 360 days equal to (i) in the case of the remainder of the then current Interest Period for any Eurodollar Loan or Certificate of Deposit Loan, the rate applicable to such Loan under Section 2.4 plus 2% per annum and (ii) in the case of any other amount, the rate that would at the time be applicable to a Base Rate Loan under
Section 2.4 plus 2% per annum.

                 (b) In the event, and on each occasion, that on or before the day on which the LIBO Rate for a Eurodollar Loan is to be determined as set forth herein, (i) the Agent shall have received notice from any Lender of such Lender's reasonable determination (which determination, absent manifest error, shall be conclusive) that Dollar deposits in an amount equal to the principal amount of such Lender's Eurodollar Loan are not generally available in the London Interbank Market or that the rate at which such Dollar deposits are being offered will not adequately and fairly reflect the cost to such Lender of making or maintaining the applicable principal amount of such Lender's Eurodollar Loan during the applicable Interest Period or (ii) the Agent shall have determined (which determination, absent manifest error, shall be conclusive) that reasonable means do not exist for ascertaining the applicable LIBO Rate, the Agent shall, as soon as practicable thereafter, give written or telecopier notice of such determination by such Lender or the Agent to the Borrower and the Lenders and any request by the Borrower for a Eurodollar Loan pursuant to Section 2.2 or conversion to or continuation as a Eurodollar Loan pursuant to Section 2.8, made after receipt of such notice, shall be deemed a request for a Base Rate Loan; provided, however, that in the circumstances described in clause (i) above, such deemed request shall only apply to the affected Lender's portion thereof. After such notice shall have been given and until the circumstances giving rise to such notice no,longer exist, each request (or portion thereof, as the case may be) for a Eurodollar Loan, to the extent such request relates to an affected Lender's portion, shall be deemed to be a request for a Base Rate Loan.

                 (c) In the event, and on each occasion, that on or before the day on which the Adjusted CD Rate for a Certificate of Deposit Loan is to be determined as set forth herein, (i) the Agent shall have received notice from any Lender of such Lender's reasonable determination (which determination, absent manifest error, shall be conclusive) that the Adjusted CD Rate for such Certificate of Deposit Loan will not adequately and fairly reflect the cost to such Lender of making or maintaining the applicable principal amount of such Lender's Certificate of Deposit Loan during the applicable Interest Period or
(ii) the Agent shall have determined (which determination, absent manifest error, shall be conclusive) that it is unable to ascertain the Adjusted CD Rate for such Loan for any reason (including, without limitation, the inability of the Agent to obtain sufficient bids in accordance with the terms of the definition of Adjusted CID Rate), the Agent shall, as soon as practicable thereafter, give written or telecopier notice of such determination by such Lender or the Agent to the Borrower and the Lenders and any request by the Borrower for a Certificate of Deposit Loan pursuant to
Section 2.2 or conversion to or continuation as a Certificate of Deposit Loan pursuant to Section 2.8, made after receipt of such notice, shall be deemed to be a request for a Base Rate Loan; provided, however, that in the circumstances described in clause (i) above, such deemed request shall only apply to the affected Lender's portion thereof. After such notice shall have been given and until the circumstances giving rise to such notice no longer exist, each request (or portion thereof, as the case may be) for a Certificate of Deposit Loan, to the extent such request relates to an affected Lender's portion, shall be deemed to be a request for a Base Rate Loan.

                 SECTION 2.8. Continuation and Conversion of Loans.

                 The Borrower shall have the right, at any time, to convert any Loan or portion thereof to a successive Loan of a different Interest Rate Type or to continue any Eurodollar Loan or Certificate of Deposit Loan for a successive Interest Period, subject to the following:

                 (a) The Borrower shall give the Agent prior notice of each continuation or conversion hereunder of at least three Business Days for continuation as or conversion to a Eurodollar Loan, two Business Days for continuation as or conversion to a Certificate of Deposit Loan, and one Business Day for conversion to a Base Rate Loan; such notice shall be irrevocable and to be effective, must be received by the Agent not later than 1:00 p.m., New York City time on the day required;

                 (b) No Event of Default or Default shall have occurred and be continuing at the time of any conversion to a Eurodollar Loan or a Certificate of Deposit Loan or continuation of any Eurodollar Loan or Certificate of Deposit Loan into a subsequent Interest Period;

                 (c) No Loan (or portion thereof) may be converted to a Eurodollar Loan and no Eurodollar Loan may be continued as a Eurodollar Loan if, after such conversion or continuation, and after giving effect to any concurrent prepayment of Loans, an aggregate of more than four (4) separate Eurodollar Loans would be outstanding hereunder with respect to a Lender (for purposes of determining the number of such Loans outstanding, Eurodollar Loans having Interest Periods commencing or ending on different days shall be considered separate Eurodollar Loans);

                 (d) If fewer than all Loans at the time outstanding shall be continued or converted, such continuation or conversion shall be made pro rata among the Lenders in accordance with the respective principal amounts of the Loans held by the Lenders immediately prior to such continuation or conversion;

                 (e) The aggregate principal amount of Loans continued as, or converted to, Eurodollar Loans as part of the same Borrowing, shall be in a minimum amount of $500,000 or in such greater amount which is an integral multiple of $50,000;

                 (f) The aggregate principal amount of Loans continued as, or converted to, Certificate of Deposit Loans as part of the same Borrowing, shall be in a minimum amount of $500,000 or in such greater amount which is an integral multiple of $50,000;

                 (g) Accrued interest on any Loan (or portion thereof) being continued or converted shall be paid by the Borrower at the time of continuation or conversion;

                 (h) The Interest Period with respect to a new Eurodollar Loan or a new Certificate of Deposit Loan effected by a continuation or conversion shall commence on the date of such continuation or conversion;

                 (i) If a Eurodollar Loan or a Certificate of Deposit Loan is converted to another Interest Rate Type other than on the last day of the Interest Period with respect thereto, the amounts required by Section 2.10 shall be paid upon such conversion; and

                 (j) Each request for a continuation as, or conversion to, a Eurodollar Loan or a Certificate of Deposit Loan which fails to state an applicable Interest Period shall be deemed to be a request for an Interest Period of one month or 30 days, respectively.

Subject to the foregoing, in the event that the Borrower shall not give notice to continue or convert any Eurodollar Loan or Certificate of Deposit Loan as provided above, such Loan (unless repaid) shall automatically be converted to a Base Rate Loan at the expiration of the then current Interest Period. The Agent shall, after it receives notice from the Borrower, promptly give the Lenders notice of any continuation or conversion. It is understood by all parties to this Agreement that the continuation or conversion of any Loan pursuant to this
Section 2.8 does not constitute a repayment and a reborrowing hereunder and is not subject to the conditions set forth in Section 4.2 and that the designation of a Loan as a Base Rate Loan, a Certificate of Deposit Loan or a Eurodollar Loan, and the designation of applicable Interest Periods, is merely a mechanism for determining the interest rate applicable to such Loan.

                 SECTION 2.9. Prepayment of Loans.

                 (a) Subject to the terms of Section 2.10, the Borrower shall have the right at its option at any time and from time to time to prepay
(i) any Base Rate Loan, in whole or in part, upon at least one Business Day's written, telecopy or telephonic (promptly confirmed in writing) notice, in the minimum principal amount of $100,000 or such greater amount which is an integral multiple of $10,000, (ii) any Certificate of Deposit Loan, in whole or in part, upon at least two Business Days, written, telecopy or telephonic (promptly confirmed in writing) notice, in the minimum principal amount of $500,000 or such greater amount which is an integral multiple of $50,000 and
(iii) any Eurodollar Loan, in whole or in part, upon at least three Business Days' written, telecopy or telephonic (promptly confirmed in writing) notice, in the minimum principal amount of $500,000 or such greater amount which is an integral multiple of $50,000. Each notice of prepayment shall specify the prepayment date, each Loan to be prepaid and the principal amount thereof, shall be irrevocable and shall commit the Borrower to prepay each such Loan in the amount and on the date stated therein.

                 (b) Subject to Section 2.9(d), the outstanding aggregate principal amount of the Loans shall be subject to mandatory prepayment in each year no later than April 30 (commencing April 30, 1999) or such earlier date on which the audited financial statements of the Borrower for the preceding fiscal year (beginning with the financial statements for fiscal year 1998) are delivered to the Agent pursuant to Section 5.1 hereof, in an amount equal to 75% of the Borrower's Excess Cash Flow for the immediately preceding fiscal year (as certified by an Authorized Officer of the Borrower).

                 (c) The outstanding principal amount of the Notes shall be repaid immediately to the extent that the aggregate amount thereof plus the then current L/C Exposure exceeds the Total Commitment then in effect.

                 (d) If on any day on which the Loans would otherwise be required to be prepaid in accordance with the other provisions of this Section 2.9, but for the operation of this Section 2.9(d) (each a "Prepayment Date"), the amount of such required prepayment exceeds the aggregate principal amount of the then outstanding Base Rate Loans, and no Default or Event of Default is then continuing, then on such Prepayment Date, the Borrower may, at its option, deposit Dollars into the Cash Collateral Account in an amount equal to such excess. If the Borrower makes such a deposit (i) only the outstanding Base Rate Loans shall be required to be prepaid on such Prepayment Date, and (ii) on the last day of each Interest Period in effect with respect to a Eurodollar Loan or a Certificate of Deposit Loan after such Prepayment Date, the Agent is irrevocably authorized and directed to apply funds from the Cash Collateral Account (and to liquidate investments held in the Cash Collateral Account as necessary) to prepay Eurodollar Loans or Certificate of Deposit Loans for which the Interest Period is then ending to the extent funds are available in the Cash Collateral Account.

                 (e) All prepayments under this Section 2.9 shall, as regards Interest Rate Type, be applied first to Base Rate Loans, and subject to
Section 2.9(d) hereof, then to Eurodollar Loans and Certificate of Deposit Loans in the order of the scheduled expiry of Interest Periods with respect thereto (i.e., those Eurodollar Loans and Certificate of Deposit Loans with Interest Periods which end sooner would be paid before those with Interest Periods which end later).

                 (f) All prepayments of Loans shall be accompanied by accrued but unpaid interest on the principal amount being prepaid to the date of prepayment.

                 SECTION 2.10. Reimbursement of Lenders.

                 (a) The Borrower shall reimburse each Lender on demand for any loss incurred or to be incurred by it in the re-employment of the funds released (i) by any prepayment or conversion (for any reason whatsoever) of any Eurodollar Loan or any Certificate of Deposit Loan if such Loan is prepaid or converted other than on the last day of the Interest Period for such Loan or
(ii) in the event that after the Borrower delivers a notice of borrowing under
Section 2.2 or notice of continuation or conversion under Section 2.8(a) in respect of Eurodollar Loans or Certificate of Deposit Loans, such Loan is not made, continued or converted on the first day of the Interest Period specified in such notice for any reason other than (I) a suspension or limitation under
Section 2.7 of the right of the Borrower to select a Eurodollar Loan or a Certificate of Deposit Loan or (II) a breach by the Lenders of their obligation hereunder. Such loss shall be the amount as reasonably determined by a Lender as the excess, if any, of (A) the amount of interest which would have accrued to such Lender on the amount so paid or not borrowed, continued or converted at a rate of interest equal to the interest rate applicable to such Loan pursuant to Section 2.4 hereof (less the Applicable Margin), for the period from the date of such payment or failure to borrow, continue or convert to the last day
(x) in the case of a payment other than on the last day of the Interest Period for such Loan, of the then current Interest Period for such Loan, or (y) in the case of such failure to borrow, continue or convert, of the Interest Period for such Loan which would have commenced on the date of such failure to borrow, continue or convert, over (B) the amount realized by such Lender in re-employing the funds not advanced or the funds received in prepayment or realized from the Loan not so continued or converted during the period referred to above. Each Lender shall deliver to the Borrower and to the Agent from time to time one or more certificates setting forth the amount of such loss (and in reasonable detail the manner of computation thereof) as determined by such Lender in accordance with this Section 2.10(a), which certificates shall be conclusive absent manifest error.

                 (b) In the event the Borrower fails to prepay any Loan on the date specified in any prepayment notice delivered pursuant to Section 2.9(a), the Borrower on demand by any Lender shall pay to the Agent for the account of such Lender any amounts required to compensate such Lender for any loss incurred by such Lender as a result of such failure to prepay, including, without limitation, any loss, cost or expense incurred by reason of the acquisition of deposits or other funds by such Lender to fulfill funding obligations incurred in anticipation of such prepayment. Each Lender shall deliver to the Borrower and the Agent from time to time one or more certificates setting forth the amount of such loss (and in reasonable detail the manner of computation thereof) as determined by such Lender, which certificates shall be conclusive absent manifest error.

                 SECTION 2.11. Change in Circumstances.

                 (a) In the event that after the date hereof, the introduction of or any change in Applicable Law or in the interpretation or administration thereof (including, without limitation, any request, guideline or policy not having the force of law) by any Governmental Authority charged with the administration or interpretation thereof or, with respect to clause
(ii), (iii) or (iv) below any change in conditions, shall occur which shall:

                          (i) subject any Lender to, or increase the net amount of, any tax, levy, impost, duty, charge, fee, deduction or withholding with respect to any Eurodollar Loan or any Certificate of Deposit Loan (other than withholding tax imposed by the United States of America or any political subdivision or taxing authority thereof or therein or any other tax, levy, impost, duty, charge, fee, deduction or withholding (A) that is measured with respect to the overall net income of such Lender or of a Lending Office of such Lender, and that is imposed by the United States of America, or by the jurisdiction in which such Lender or Lending Office is incorporated, in which such Lending office is located, managed or controlled or in which such Lender has its principal office (or any political subdivision or taxing authority thereof or therein), or (B) that is imposed solely by reason of any Lender failing to make a declaration of, or otherwise to establish, nonresidence, or to make any other claim for exemption, or otherwise to comply with any certification, identification, information, documentation or reporting requirements prescribed under the laws of the relevant jurisdiction, in those cases where a Lender may properly make such declaration or claim or so establish nonresidence or otherwise comply); or

                          (ii) except as expressly provided in (i) above, change the basis of taxation of any payment to any Lender of principal of or interest on any Loan or other fees and amounts payable to any Lender hereunder, or any combination of the foregoing; or

                          (iii) impose, modify or deem applicable any reserve, deposit or similar requirement against any assets held by, deposits with or for the account of, or loans or commitments by, an office of such Lender with respect to any Loan; or

                          (iv) except as expressly provided in (i) above, impose upon such Lender or the London Interbank Market any other condition with respect to the Loans or this Agreement;

and the result of any of the foregoing shall be to increase the actual cost to such Lender of making or maintaining any Loan hereunder or to reduce the amount of any payment (whether of principal, interest or otherwise) received or receivable by such Lender, or to require such Lender to make any payment in connection with any Loan, in each case by or in an amount which such Lender in its sole judgment shall deem material, then and in each case the Borrower shall pay to the Agent for the account of such Lender, as provided in paragraph (c) below, such amounts as shall be necessary to compensate such Lender for such cost, reduction or payment.

                 (b) If any Lender shall have determined that the applicability of any law, rule, regulation or guideline adopted pursuant to, or arising out of, the July 1988 report of the Basle Committee on Lending Regulations and Supervisory Practices entitled "International Convergence of Capital Measurement and Capital Standards", or the adoption after the date hereof of any law, rule, regulation or guideline regarding capital adequacy, or any change in any of the foregoing or in the interpretation or administration of any of the foregoing by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender, any Lending Office of a Lender or any Lender's holding company with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on such Lender's capital or on the capital of such Lender's holding company, if any, as a consequence of this Agreement or the Loans made by such Lender pursuant hereto, to a level below that which such Lender or such Lender's holding company could have achieved but for such applicability, adoption, change or compliance (taking into consideration such Lender's policies and the policies of such Lender's holding company with respect to capital adequacy) by an amount deemed by such Lender to be material, then from time to time the Borrower agrees to pay to the Agent for the account of such Lender, as provided in paragraph (c) below, such additional amount or amounts as will compensate such Lender or such Lender's holding company for any such reduction suffered.

                 (c) Each Lender shall deliver to the Borrower and to the Agent from time to time one or more certificates setting forth the amounts due to such Lender under Sections 2.11(a) and 2.11(b) above, the changes as a result of which such amounts are due and the manner of computing such amounts. Each such certificate shall be conclusive in the absence of manifest error. The Borrower shall pay to the Agent for the account of each such Lender the amounts shown as due on any such certificate within ten (10) Business Days after its receipt of the same. No failure on the part of any Lender to demand compensation under Section 2.11(a) or 2.11(b) above on any one occasion shall constitute a waiver of its rights to demand such compensation on any other occasion. The protection of this Section 2.11 shall be available to each Lender regardless of any possible contention of the invalidity or inapplicability of any law, regulation or other condition which shall give rise to any demand by such Lender for compensation hereunder.

                 (d) Each Lender agrees that, as promptly as practicable after it becomes aware of the occurrence of an event or the existence of a condition that (i) would cause it to incur any increased cost under this
Section 2.11 or Section 2.14 or (ii) would require the Borrower to pay an increased amount under this Section 2.11 or Section 2.14, it will use reasonable efforts to notify the Borrower of such event or condition and, to the extent not inconsistent with such Lender's internal policies, it will use its reasonable efforts to make, fund or maintain the affected Loans of such Lender through another Lending Office of such Lender if as a result thereof the additional monies which would otherwise be required to be paid would be materially reduced, or the increased costs which would otherwise be required to be paid in respect of such Loans pursuant to this Section 2.11 or Section 2.14 would be materially reduced or the taxes or other amounts otherwise payable under this Section 2.11, or Section 2.14 would be materially reduced, and if, as determined by such Lender, in its sole discretion, the making, funding or maintaining of such Loans through such other Lending office would not otherwise materially adversely affect such Loans or such Lender.

                 SECTION 2.12. Change in Legality.

                 (a) Notwithstanding anything to the contrary contained elsewhere in this Agreement, if any change after the date hereof in Applicable Law, guideline or order, or in the interpretation thereof by any Governmental Authority charged with the administration thereof, shall make it unlawful for any Lender to make or maintain any Eurodollar Loan or to give effect to its obligations as contemplated hereby with respect to a Eurodollar Loan, then, by written notice to the Borrower and the Agent, such Lender may (i) declare that Eurodollar Loans will not thereafter be made by such Lender hereunder and/or
(ii) require that, subject to Section 2.10(a), all outstanding Eurodollar Loans made by it be converted to Base Rate Loans, whereupon all of such Eurodollar Loans shall automatically be converted to Base Rate Loans, as of the effective date of such notice as provided in Section 2.12(b) below. Such Lender's Pro Rata Share of any subsequent Eurodollar Loan shall, instead, be a Base Rate Loan unless such declaration is subsequently withdrawn.

                 (b)      A notice to the Borrower by any Lender pursuant to
Section 2.12(a) above shall be effective for purposes of clause (ii) thereof, if lawful, on the last day of the current Interest Period for each outstanding Eurodollar Loan; and in all other cases, on the date of receipt of such notice by the Borrower.

                 SECTION 2.13. Manner of Payments.

                 All payments of principal and interest in respect of any Loans shall be pro rata among the Lenders in accordance with the then outstanding principal amount of such Loans held by them. All payments by the Borrower hereunder and under the Notes shall be made without offset or counterclaim, in Dollars, in Federal or other immediately available funds at the office of Credit Lyonnais located at 1301 Avenue of the Americas, New York, New York 10019, Attention: Loan Servicing, reference: Cable TV Fund 14-B, Ltd., no later than 12:00 noon, New York City time, on the date on which such payment shall be due. Any payment received at such office after such time shall be deemed received on the following Business Day.

                 SECTION 2.14. United States Withholding.

                 (a) Prior to the date of the initial Loans hereunder, and prior to the effective date set forth in the Assignment and Acceptance with respect to any Lender becoming a Lender after the date hereof, and from time to time thereafter if requested by the Borrower or the Agent or required because, as a result of a change in law or a change in circumstances or otherwise, a previously delivered form or statement becomes incomplete or incorrect in any material respect, each Lender organized under the laws of a jurisdiction outside the United States shall provide, if applicable, the Agent and the Borrower with complete, accurate and duly executed forms or other statements prescribed by the Internal Revenue Service of the United States certifying such Lender's exemption from, or entitlement to a reduced rate of, United States withholding taxes (including backup withholding taxes) with respect to all payments to be made to such Lender hereunder and under the Notes.

                 (b) The Borrower and the Agent shall be entitled to deduct and withhold any and all present or future taxes or withholdings, and all liabilities with respect thereto, from payments hereunder or under the Notes, if and to the extent that the Borrower or the Agent in good faith determines that such deduction or withholding is required by Applicable Law of the United States, including, without limitation, any applicable treaty of the United States. In the event the Borrower or the Agent shall so determine that deduction or withholding of taxes is required, it shall advise the affected Lender as to the basis of such determination prior to actually deducting and withholding such taxes. In the event the Borrower or the Agent shall so deduct or withhold taxes from amounts payable hereunder, it (i) shall pay to, or deposit with, the appropriate taxing authority in a timely manner the full amount of taxes it has deducted or withheld as required by Applicable Law; (ii) shall provide evidence of payment of such taxes to, or the deposit thereof with, the appropriate taxing authority and a statement setting forth the amount of taxes deducted or withheld, the applicable rate, and any other information or documentation reasonably requested by the Lenders from whom the taxes were deducted or withheld; (iii) shall forward to such Lenders any official tax receipts or other documentation with respect to the payment or deposit of the deducted or withheld taxes as may be issued from time to time by the appropriate taxing authority; and (iv) shall forward to such Lenders any payment or deposit of the deducted or withheld taxes as may be refunded from time to time by the appropriate taxing authority. Unless the Borrower and the Agent have received forms or other documents satisfactory to them indicating that payments hereunder or under the Notes are not subject to United States withholding tax or are subject to such tax at a rate reduced by an applicable tax treaty, the Borrower or the Agent may withhold taxes from such payments at the applicable statutory rate in the case of payments to or for any Lender organized under the laws of a jurisdiction outside the United States.

                 (c) Each Lender agrees (i) that as between it and the Borrower or the Agent, it shall be the Person to deduct and withhold taxes, and to the extent required by Applicable Law it shall deduct and withhold taxes, on amounts that such Lender may remit to any other Person(s) by reason of any undisclosed sale of a participation in this Agreement to such other Person(s) pursuant to paragraph (g) of Section 11.3 and (ii) to indemnify the

Borrower and the Agent and any partners, agents, or employees of the Borrower or any officers, directors, agents or employees of the Agent against, and to hold them harmless from, any tax, interest, additions to tax, penalties, reasonable counsel and accountants fees, disbursements or payments arising from the assertion by any appropriate taxing authority of any claim against them relating to a failure to withhold taxes as required by Applicable Law with respect to amounts described in clause (i) of this paragraph (c).

                 (d) Each assignee of a Lender's interest in this Agreement in conformity with Section 11.3 shall be bound by this Section 2.14, so that such assignee will have all of the obligations and provide all of the forms and statements and all indemnities, representations and warranties required to be given under this Section 2.14.

                 (e) Notwithstanding the foregoing, in the event that any withholding taxes shall become payable solely as a result of any change (a "Change") in any statute, treaty, ruling, determination or regulation occurring after the Initial Date in respect of any sum payable hereunder or under any other Fundamental Document to any Lender or the Agent (i) the sum payable by the Borrower shall be increased as may be necessary so that after making all deductions required by the Change (including deductions applicable to additional sums payable under this Section 2.14) such Lender or the Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall, upon the earlier to occur of knowledge thereof by the Borrower or receipt by the Borrower of the notice specified in Section 2.11(d), make such deductions and (iii) the Borrower shall thereafter pay the full amount deducted to the relevant taxation authority or other authority in accordance with Applicable Law. For purposes of this Section 2.14, the term "Initial Date" shall mean (i) in the case of the Agent, the date hereof, (ii) in the case of each Lender as of the date hereof, the date hereof and (iii) in the case of any other Lender, the effective date of the Assignment and Acceptance pursuant to which it became a Lender.

                 SECTION 2.15. Interest Adjustments.

                 If the provisions of this Credit Agreement or the Notes would at any time require payment by the Borrower to the Lenders of any amount of interest in excess of the maximum amount then permitted by Applicable Law, the interest payments to the Lenders shall be reduced to the extent and in such a manner as is necessary in order that the Lenders not receive interest in excess of such maximum amount. If the provisions of this Agreement or any Note have at any time resulted in payment by the Borrower to any Lender of any amount of interest in excess of the maximum amount then permitted by the law applicable to any Loan, any such payment shall be deemed to have been made in error and shall automatically be applied to reduce the principal balance of Loans.

3. REPRESENTATIONS AND WARRANTIES OF THE BORROWER

                 In order to induce the Lenders to enter into this Agreement and to make the Loans provided for herein, the Borrower hereby makes the following representations and warranties to the Lenders, all of which representations and warranties shall survive the execution and delivery of this Agreement, the issuance of the Notes and the making of the Loans.

                 SECTION 3.1. Organization and Power.

                 The Borrower is a limited partnership duly organized and validly existing under the laws of the State of Colorado. The General Partner is a corporation duly organized and validly existing under the laws of the State of Colorado. Each of the Borrower and the General Partner has the partnership or corporate, as the case may be, power and authority, to own its respective properties and carry on its respective business as now being, or as now intended to be, conducted, to execute, deliver and perform its respective obligations under this Agreement, the Notes and the other Fundamental Documents to which it is a party, to borrow hereunder and to grant to the Agent, for the benefit of the Lenders, the security interest in the Collateral as contemplated by Article 8 hereof and the other Fundamental Documents. Each of the Borrower and the General Partner is in good standing under the laws of the State of Colorado. Each of the Borrower and the General Partner is duly qualified as a foreign limited partnership and as a foreign corporation, respectively, in the State of South Carolina and the State of California.

                 SECTION 3.2. Partnership/Corporate Authority and No Violation.

                 The execution, delivery and performance of this Agreement, the Notes and the other Fundamental Documents, the borrowings hereunder and the grant to the Agent for the benefit of the Lenders of the security interest in the Collateral as contemplated by Article 8 hereof and the other Fundamental Documents (a) have been duly authorized by all requisite partnership action on the part of the Borrower and all requisite corporate action on the part of the General Partner, (b) will not violate any provision of Applicable Law or any other order of any court or other agency of the United States or any state thereof, applicable to the Borrower or the General Partner or any of the Borrower's properties or assets or any of the Systems, (c) will not violate any provision of the Partnership Agreement or any provision of the Certificate of Incorporation or By-Laws of the

General Partner, (d) except (i) as set forth on Schedule 3.2 hereto and (ii) with respect to the CIBC Agreement, which violation shall be cured upon the making of the initial Loan hereunder and the repayment of the Indebtedness pursuant to the CIBC Agreement, will not violate any provision of, be in conflict with, result in a breach of, constitute (with due notice or lapse of time or both) a default under, or create any right to terminate, any of the Franchises, any of the Licenses, any Pole Agreement or any indenture, any agreement for borrowed money, any bond, note, debenture or other similar instrument or any other material agreement to which the Borrower is a party or by which the Borrower, any of its properties or assets or any of the Systems are bound, except as would not have a Material Adverse Effect and (e) will not result in the creation or imposition of any Lien, charge or encumbrance of any nature whatsoever upon any of the Systems or any of the properties or assets of the Borrower other than pursuant to this Agreement or the other Fundamental Documents.

                 SECTION 3.3. Governmental Approval.

                 Except as set forth on Schedule 3.3 and except for filings of UCC-1 financing statements in the offices listed on Schedule 3.18 hereto, no authorization, action, consent or approval of, or registration or filing with, or any other action by, any Governmental Authority is required in connection with the execution, delivery and performance of this Agreement and the other Fundamental Documents.

                 SECTION 3.4. Financial Statements.

                 (a) (i) The audited consolidated balance sheet of the Borrower as at the end of, and the related audited consolidated statements of operations, partners, capital and cash flows for the fiscal period ended December 31, 1994, (ii) the unaudited consolidated balance sheet of the Borrower at September 30, 1995 and (iii) the unaudited consolidated statements of operations and cash flows of the Borrower for the nine month period ended September 30, 1995, have been prepared in accordance with GAAP consistently applied and true, correct and complete copies of each of the foregoing have been delivered to the Agent and each of the Lenders. All of such financial statements present fairly the financial condition and the results of operations, as the case may be, of the Borrower, at the dates or for the periods indicated, subject in the case of unaudited statements, to changes resulting from normal to year-end and audit adjustments and in the case of balance sheets (including the notes thereto), reflect all known liabilities, contingent or otherwise, that GAAP requires, as of such dates, to be shown, reserved against or disclosed in the notes to the financial statements.

                 (b) The Borrower has delivered to the Agent certain financial projections respecting its operation of the Systems consisting of cash financial statements, income statements and supporting details and assumptions. Such projected financial statements are based on good faith estimates and assessments believed to be reasonable at the time made.

                 SECTION 3.5. No Material Adverse Change.

                 Since December 31, 1994, and since the date of the most recent audited consolidated financial statements delivered to the Lenders pursuant to
Section 5.1 hereof, there has been no Material Adverse Effect.

                 SECTION 3.6. Fictitious Names.

                 The Borrower has not done business, is not doing business and does not intend to do business other than under its full partnership name, including, without limitation, under any trade name or other doing business name, except as set forth on Schedule 3.6 hereto.

                 SECTION 3.7. Title to Properties.

                 The Borrower has good title or valid leasehold interests to each of its properties and assets reflected on the most recent balance sheet delivered to the Lenders pursuant to Section 4.1(j) or Section 5.1 hereof, and all such properties and assets are free and clear of Liens, except Permitted Encumbrances.

                 SECTION 3.8. UCC Filing Information.

                 The chief executive office of the Borrower is, on the date hereof, as set forth on Schedule 3.8 hereto, which office is the place where the Borrower is "located" for the purpose of the UCC and the Uniform Commercial Code in effect in the state where such chief executive office is located, and the places where the Borrower keeps the books and records concerning the Collateral on the date hereof or regularly keeps any goods included in the Collateral on the date hereof are also listed on Schedule 3.8 hereto.

                 SECTION 3.9. Litigation.

                 There are no actions, suits or other proceedings at law or in equity by or before any arbitrator or arbitration panel, or any Governmental Authority (including, but not limited to, matters relating to environmental liability), any investigation of affairs or, to the knowledge of the Borrower, threatened litigation, action or other proceeding, against or affecting the Borrower or Fund 14-A/B Venture, any of their respective properties or rights, or any of the Systems, which if adversely determined would have a Material Adverse Effect or which involve this Agreement or any of the transactions contemplated hereby. Neither the Borrower nor Fund 14-A/B Venture is in default with respect to any order, writ, injunction or decree, of any Governmental Authority or, except as would not have a Material Adverse Effect, with respect to any rule or regulation of any Governmental Authority.

                 SECTION 3.10. Federal Reserve Regulations.

                 The Borrower is not engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any Margin Stock. No part of the proceeds of the Loans will be used, directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry any Margin Stock, to extend credit to others for the purpose of purchasing or carrying any Margin Stock or for any other purpose violative of or inconsistent with any of the provisions of Regulation G, T, U or X of the Board of Governors of the Federal Reserve System.

                 SECTION 3.11. Investment Company Act.

                 The Borrower is not, nor will it during the term of this Agreement be, (i) an "investment company", within the meaning of the Investment Company Act of 1940, as amended or (ii) subject to regulation under the Public Utility Holding Company Act of 1935, the Federal Power Act or any foreign, federal or local statute or any other Applicable Law, in each case limiting the Borrower's ability to incur indebtedness for money borrowed as contemplated hereby or by any other Fundamental Document.

                 SECTION 3.12. Compliance with Laws.

                 To the best of the Borrower's knowledge, neither the Borrower nor Fund 14-A/B Venture is in violation of any Applicable Law which violation would have a Material Adverse Effect. The borrowings hereunder, the intended use of the proceeds of the Loans as described in the preamble hereto and as contemplated by Sections 5.16 and 6.22 hereof and any other transactions contemplated hereby, will not violate any Applicable Law.

                 SECTION 3.13. Enforceability.

                 This Agreement, the Notes and the other Fundamental Documents when executed, will constitute the legal, valid and binding obligations of the Borrower and the General Partner, as applicable, enforceable against it in accordance with their respective terms, subject, as to enforcement of remedies, to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights generally and to general principles of equity.

                 SECTION 3.14. Taxes.

                 The Borrower has filed or caused to be filed all federal, state and local tax returns which are required to be filed with any Governmental Authority, and has paid or has caused to be paid all taxes as shown on said returns or on any assessment received by it in writing, to the extent that such taxes have become due, except as permitted by Section 5.4 hereof. The Borrower does not know of any material additional assessments or any basis therefor. The Borrower reasonably believes that the charges, accrual and reserves on the books of the Borrower in respect of taxes or other governmental charges are adequate.

                 SECTION 3.15. ERISA.

                 Neither the Borrower nor any member of the Controlled Group has established or maintained, or ever been obligated to make any contributions to, any Plan or any Multiemployer Plan.

                 SECTION 3.16. Agreements.

                 (a) Except as otherwise disclosed on Schedule 3.16 hereto, the Borrower is not a party to any agreement, indenture, lease or instrument or subject to any partnership restriction, or any judgment, order, writ, injunction, decree, rule or regulation which if a termination, default, breach or violation thereof should occur, would result in a Material Adverse Effect.

                 (b) The Borrower is not in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any agreement, instrument or contract to which it is a party which if the other party thereto enforced its rights thereunder would result in a Material Adverse Effect, except with respect to the CIBC Agreement, which default shall be cured upon the making of the initial Loan hereunder and the repayment of the Indebtedness pursuant to the CIBC Agreement.

                 SECTION 3.17. Indebtedness.

                 As of the date hereof, neither the Borrower nor Fund 14-A/B Venture has any outstanding Indebtedness except for (i) the Indebtedness pursuant to the CIBC Agreement, which Indebtedness shall be replaced, on the Closing Date, by the Indebtedness pursuant to this Agreement, (ii) the Indebtedness pursuant to the Fund 14-A/B Credit Agreement and (iii) the existing Indebtedness described on Schedule 3.17 hereto.

                 SECTION 3.18. Security Interest.

                 This Agreement and the other Fundamental Documents, when executed and delivered, and upon the making of the first Loan hereunder and the filing of all the UCC financing statements listed on Schedule 3.18 hereto in the offices listed thereon, will create and grant to the Agent for the benefit of the Lenders a valid and perfected security interest in all of the Collateral (other than any deposit account of the Borrower which account is located in the State of California or in any other state which requires the filing or sending of any notice or other document (other than a UCC-1 financing statement which lists all personal property of the Borrower as collateral) in order to perfect a security interest in such a deposit account or in which a security interest in such a deposit account cannot be perfected by any means). No Person has any right, title or interest in or to the Collateral which is, or which shall be, prior, paramount, superior or equal to the right, title or interest of the Agent (for the benefit of the Lenders) therein or thereto, except for (i) Permitted Encumbrances and (ii) Liens granted by the Borrower in connection with the Indebtedness pursuant to the CIBC Agreement, which Liens shall be released upon the repayment of such Indebtedness with certain proceeds of the initial Loan hereunder.

                 SECTION 3.19. Disclosure.

                 Neither this Agreement nor any other Fundamental Document nor any other agreement, document, certificate or statement furnished to the Agent or any of the Lenders by or on behalf of the Borrower in connection with the transactions contemplated hereby, at the time it was furnished or delivered, contained any untrue statement of a material fact, or omitted to state a material fact, that under the circumstances under which it was made, was necessary in order to make the statements contained herein or therein not misleading. There is no fact known to the Borrower, other than matters of general economic nature, which now, or in the future, could reasonably be expected to result in a Material Adverse Effect, which fact has not been disclosed to the Lenders in writing.

                 SECTION 3.20. Environmental Liabilities.

                 (a) Neither the Borrower nor Fund 14-A/B Venture has used, stored, treated, transported, manufactured, refined, handled, produced or disposed of any Hazardous Materials on, under, at, from, or in any way affecting, any of the Systems or the Borrower's or Fund 14-A/B Venture's other properties or assets, or otherwise, in any manner which at the time of the action in question violated in any material respect any Environmental Law governing the use, storage, treatment, transportation, manufacture, refinement, handling, production or disposal of Hazardous Materials and to the best of the Borrower's knowledge, but without independent inquiry, no prior owner of any of the Systems or such other property or asset nor any tenant, subtenant, prior tenant or prior subtenant thereof has used Hazardous Materials on, from or affecting any of the Systems or such property or asset, or otherwise, in any manner which at the time of the action in question violated in any material respect any Environmental Law governing the use, storage, treatment, transportation, manufacture, refinement, handling, production or disposal of Hazardous Materials.

                 (b) Neither the Borrower nor Fund 14-A/B Venture has any obligations or liabilities, known or unknown, matured or not matured, absolute or contingent, assessed or unassessed, where such could have a Material Adverse Effect and, no claims have been made against the Borrower or Fund 14-A/B Venture during the past five years and no presently outstanding citations or notices have been issued against the Borrower or Fund 14-A/B Venture, where such could have a Material Adverse Effect, which in either case have been or are imposed by reason of or based upon any provision of any Environmental Laws, including, without limitation, any obligations or liabilities relating to or arising out of or attributable, in whole or in part, to the manufacture, processing, distribution, use, treatment, storage, disposal, transportation or handling of any Hazardous Materials by the Borrower or Fund 14-A/B Venture, or any of its employees, agents, representatives or, to the best of the Borrower's knowledge without independent inquiry, any predecessors in interest of the Borrower or Fund 14-A/B Venture, in connection with or in any way arising from or relating to any of the Systems, the Borrower, Fund 14-A/B Venture, or any of their respective properties, or relating to or arising from or attributable, in whole or in part, to the manufacture, processing, distribution, use, treatment, storage, disposal, transportation or handling of any such substance by the Borrower or Fund 14-A/B Venture, or to the best knowledge of the Borrower without independent inquiry by any other Person at or on or under any of the real properties owned or used by the Borrower or Fund 14-A/B Venture or any other location where such could have a Material Adverse Effect.

                 SECTION 3.21. Labor Matters.

                 The Borrower has not experienced any strike, labor dispute, slowdown or work stoppage due to labor disagreements which has had a Material Adverse Effect and to the best knowledge of the Borrower, there is no such strike, dispute, slowdown or work stoppage threatened against the Borrower.

                 SECTION 3.22. Licenses and Copyright Filings.

                 (a) (i) The Borrower is the sole licensee under all Licenses; (ii) the Borrower has duly filed all cable television registration statements and other filings which are required to be filed under the Communications Act; (iii) the Borrower is in substantial compliance with the Communications Act, including without limitation the rules and regulations of the FCC relating to the carriage of television signals, including the recording or deposit with and payment to the United States Copyright Office, the Register of Copyright and the Copyright Royalty Tribunal of, all notices, statements of account, royalty fees and other documents and instruments required under Title 17 of the United States Code and all rules and regulations thereunder (collectively and as from time to time in effect, the "Copyright Act"), including without limitation, such of the foregoing required by Section 111(d) of the Copyright Act by virtue of the Borrower having made any secondary transmission subject to compulsory licensing pursuant to Section 111(c) of the Copyright Act; (iv) the Borrower is in compliance with the provisions of the Copyright Act applicable to any secondary transmission and is not liable to any Person for copyright infringement under the Copyright Act as a result of its cable television or other business operations, except to the extent any noncompliance with the Copyright Act or any infringement thereunder would not, individually or in the aggregate, have a Material Adverse Effect;
(v) the Borrower has no knowledge of any complaints or objections with respect to the operation of any of the Systems or of any other matter which could, if adversely determined, have a Material Adverse Effect on the Borrower's ability to operate any of the Systems, or of any action pending or threatened, orally or in writing, before or by the FCC or otherwise, for the cancellation, modification or nonrenewal of any Licenses; (vi) the Borrower is not in default in any material respect with respect to any condition, term, provision, order, rule, regulation, policy, writ or decree of the FCC or any other agency, court or governmental body with respect to the Licenses and (vii) through the operation and maintenance of the Systems and the related buildings, structures, broadcast facilities and properties, whether owned or leased, the Borrower is not (and does not expect to be) in violation or contravention in any material respect of any law, ordinance, or administrative regulation or any restrictive covenant in any agreement to which it is a party, or by which it or any of its assets is bound.

                 (b) Schedule 3.22 hereto is a list of all Licenses, permits and approvals, held by the Borrower issued by the FCC, the Copyright Office or any other federal, state or local governmental agency or entity which are material to the business or operations of the Borrower, which Schedule also contains the expiration date of each such License and a brief description of the subject matter thereof.

                 SECTION 3.23. Subsidiaries; Investments.

                 The Borrower has no Subsidiaries other than Fund 14-A/B Venture. As of the date hereof, the Borrower has no Investments other than (i) Investments in Cash Equivalents and (ii) its equity Investment outstanding on the date hereof, in Fund 14-A/B Venture.

                 SECTION 3.24. Pole Agreements and Franchises.

                 (a) The Borrower is a party to such pole attachment agreements ("Pole Agreements") with Governmental Authorities, telephone companies, power companies or associations, and has been granted the Franchises and such Licenses, other license and franchise agreements, permits, authorizations, certificates and other rights from such Governmental Authorities as are required to operate the Systems in the areas covered by the Franchises listed on Schedule 3.24B, and all of said Pole Agreements, the Franchises, the Licenses and such other licenses and agreements, permits, authorizations, certificates and other rights are in full force and effect and the Borrower is not in default in any material respect in the performance or observance of any of the provisions, covenants or conditions contained therein.

                 (b) All Pole Agreements in effect on the date hereof are identified on Schedule 3.24A hereto and all Franchises in effect on the date hereof are identified (together with their respective expiration dates) on
Schedule 3.24B hereto. The Borrower has previously delivered to the Agent true and complete copies of the Partnership Agreement and all such Pole Agreements and Franchises.

                 SECTION 3.25. Solvency.

                 (a) The fair saleable value of the assets of the Borrower exceeds and, immediately following the making of each Loan (including the initial Loan) will exceed, the amount that will be required to be paid on or in respect of the existing debts and other liabilities (including contingent liabilities) of the Borrower, as they mature.

                 (b) The Borrower does not, and will not, have, immediately following the making of each Loan (including the initial Loan) unreasonably small capital to carry out its business as conducted or as proposed to be conducted.

                 (c) The Borrower does not intend to, and does not believe that it will, incur debts beyond its abilities to pay such debts as they mature.

4. CONDITIONS OF LENDING

                 SECTION 4.1. Conditions Precedent to Initial Loan.

                 The obligation of each Lender to make its initial Loan is subject to the following conditions precedent:

                 (a) Supporting Documents of the Borrower and the General Partner. The Agent shall have received, with copies for each of the Lenders:

                          (i)     a certificate of the Secretary or an
                 Assistant Secretary of the General Partner, dated the date hereof, certifying (A) that attached thereto is a true and complete copy of the Articles of Incorporation of the General Partner as in effect on the date of such certification, (B) that attached thereto is a true and complete copy of the By-Laws of the General Partner as in effect on the date of such certification, (C) that attached thereto is a true and complete copy of resolutions adopted by the Board of Directors of the General Partner authorizing the execution, delivery and performance in accordance with their respective terms of this Agreement, the Notes, the Subordination Agreement, the other Fundamental Documents and any other documents required or contemplated hereunder or under any Fundamental Document and authorizing the borrowings hereunder and the granting of the security interest to the Agent (for the benefit of the Lenders) as contemplated by Article 8 hereof and the other Fundamental Documents, (D) as to the incumbency and specimen signature of each officer of the General Partner executing this Agreement, the Notes, the Subordination Agreement, the other Fundamental Documents or any other document delivered by it in connection herewith or with any Fundamental Document (such certificate to contain a certification by another officer of the General Partner as to the incumbency and signature, of the officer signing the certificate referred to in this clause (ii)), and (E) that attached thereto is a true and complete copy of the Partnership Agreement and the Certificate of Limited Partnership of the Borrower; and

                          (ii) a certificate dated as of a recent date as to the good standing of the Borrower and the General Partner issued by the Secretary of State of each of the State of Colorado, the State of South Carolina and the State of California.

                 (b) Notes. The Agent shall have received the Notes, each duly executed on behalf of the Borrower.

                 (c) Opinions of Counsel. The Agent shall have received the favorable written opinions, dated the date hereof, addressed to the Agent and the Lenders, of (i) Honen & Wood, New York counsel to the Borrower, substantially in the form of Exhibit B-1 hereto, (ii) Elizabeth M. Steele, Esq., General Counsel to the Borrower, substantially in the form of Exhibit B-2 hereto, (iii) Wyche, Burgess, Freeman & Parham, South Carolina counsel to the Borrower, substantially in the form of Exhibit B-3 hereto, (iv) Quinn, Kully and Morrow, California counsel to the Borrower, substantially in the form of Exhibit B-4 hereto, and (v) Dow, Lohnes & Albertson, FCC counsel for the Borrower substantially in the form of Exhibit B-5 hereto.

                 (d) Borrowing Certificate. The Agent shall have received the initial Borrowing Certificate executed on behalf of the Borrower.

                 (e) Federal Reserve Regulations. The Agent shall be satisfied that the provisions of Regulations G, T, U and X of the Board of Governors of the Federal Reserve System will not be violated by the transactions contemplated hereby.

                 (f) No Material Adverse Change. No material adverse change shall have occurred with respect to the business, assets, operations, properties or condition (financial or otherwise) of the Borrower or any of the Systems.

                 (g) Insurance. The Borrower shall have furnished the Agent with Certificates of Insurance with respect to all existing insurance coverage which certificates shall name Credit Lyonnais Cayman Island Branch, as Agent as the certificate holder and shall evidence the Borrower's compliance with Section 5.3(c) hereof with respect to all insurance coverage existing on the date hereof.

                 (h) Subordination Agreement. The Agent shall have received the Subordination Agreement, duly executed by all the parties thereto (other than the Agent).

                 (i) UCC Financing Statements and Searches. The Agent shall have received, in each case in form satisfactory to the Agent, (i) UCC financing statements executed on behalf of the Borrower for filing and recording in all jurisdictions in which it shall be necessary or desirable to make a filing and recording in order to provide the Agent (for the benefit of the Lenders) with a perfected security interest in the Collateral, as to which a security interest may be perfected by filing and (ii) UCC searches indicating that no other filings, encumbrances or transfers with regard to the Collateral are of record in any of such jurisdictions, except in connection with Permitted Encumbrances and liens of CIBC being released pursuant to Section 4.1(k) hereof.

                 (j) Financial Statements and Compliance Certificate. Each Lender shall have received true and complete copies of all of the financial statements referred to in Section 3.4 hereof, together with a duly executed Compliance Certificate dated as of the date hereof which certificate shall be prepared assuming the proposed initial Loan has been made hereunder.

                 (k) CIBC Agreement. The Indebtedness of the Borrower under the CIBC Agreement shall be repaid in full from the proceeds of the initial Loan hereunder and the Agent shall have received evidence satisfactory to it that all Liens in the property or assets of the Borrower granted in connection with such Indebtedness shall have been (or concurrently with the making of the initial Loan hereunder, will be) released.

                 (l) Fee Letter. The Agent shall have received the Fee Letter, duly executed on behalf of the Borrower.

                 (m) Payment of Fees. The Borrower shall have paid all costs and fees which the Agent and the Lenders are entitled to receive on the date hereof pursuant to the terms and provisions of this Agreement and the Fee Letter, which costs and fees have been invoiced at, or prior to, the making of the initial Loan hereunder.

                 (n) Required Consents and Approvals. The Agent shall be satisfied that all required consents and approvals have been obtained with respect to the transactions contemplated hereby from all Governmental Authorities with jurisdiction over the business and activities of the Borrower or the General Partner as of the date hereof, and from any other entity or Person whose consent or approval the Agent in its reasonable discretion deems necessary to the transactions contemplated hereby.

                 (o) Compliance with Laws. The Agent shall be satisfied that the transactions contemplated hereby will not violate any provision of Applicable Law, or any order of any court or other agency of the United States or any state thereof applicable to the Borrower, any of its properties or assets or any of Systems.

                 (p) Litigation. No litigation shall be pending or threatened which in the Lenders' good faith judgment, if adversely determined, could reasonably be expected to have a Material Adverse Effect or otherwise materially impair the rights or interests in respect thereof of the Agent.

                 (q) Consent Relating to the Lake Los Angeles Area Franchise. The Agent shall have received a copy of the document issued by the appropriate governmental official for the Lake Los Angeles Area, and containing a consent to the hypothecation of the Lake Los Angeles Area Franchise to the Agent (for the benefit of the Lenders).

                 (r) Other Documents. The Agent shall have received such other documents as the Agent or any Lender may reasonably request.

                 (s) Other Matters. All legal matters incident to this Agreement and the transactions contemplated hereby shall be satisfactory to Morgan, Lewis & Bockius LLP, counsel to the Agent.

                 SECTION 4.2. Conditions Precedent to Each Loan

                 The obligation of the Lenders to make each Loan (including the initial Loan, but excluding continuations and conversions) is subject to the following conditions precedent:

                 (a) Notice. The Agent shall have received a borrowing certificate, substantially in the form of Exhibit D hereto (a "Borrowing Certificate"), duly executed on behalf of the Borrower.

                 (b) Representations and Warranties. The representations and warranties set forth in Article 3 hereof and in the other Fundamental Documents shall be true and correct in all material respects on and as of the date of each Borrowing hereunder (except to the extent that such representations and warranties expressly relate to an earlier date) with the same effect as if made on and as of such date.

                 (c) No Event of Default. On the date of each Borrowing hereunder (and after giving effect to such Borrowing), the Borrower shall be in compliance with all of the terms and provisions set forth herein to be observed or performed and no Default or Event of Default shall have occurred and be continuing.

                 (d) Additional Documents. The Lenders shall have received from the Borrower on the date of each Borrowing, such documents and information as any of them may reasonably request relating to the satisfaction of the conditions set forth in this Section 4.2.

Each Borrowing shall be deemed to be a representation and warranty by the Borrower on the date of such Borrowing as to the matters specified in paragraphs (b) and (c) of this Section 4.2.

5. AFFIRMATIVE COVENANTS

                 The Borrower covenants and agrees that from the date hereof and until (i) the payment in full of (x) all Commitment Fees payable hereunder and (y) the principal of and interest on the Notes, (ii) the satisfaction of all other Obligations and the termination of the Commitments, unless the Required Lenders shall otherwise consent in writing, it will:

                 SECTION 5.1. Financial Statements, Reports, etc.

                 Deliver or cause to be delivered to the Agent for distribution to each Lender:

                 (a) As soon as is practicable, but in any event within 120 days after the end of each fiscal year of the Borrower, the audited consolidated balance sheet of the Borrower as at the end of, and the related consolidated statements of operations, partners' capital and cash flows for, such year, and the corresponding figures as at the end of, and for, the preceding fiscal year, accompanied by a report and opinion of Arthur Andersen LLP, Coopers & Lybrand LLP, KPMG Peat Marwick LLP, Price Waterhouse LLP, Deloitte & Touche LLP or Ernst & Young LLP, or such other independent certified public accountants of recognized national standing as shall be retained by the Borrower and be satisfactory to the Agent, which report and opinion shall be prepared in accordance with generally accepted auditing standards relating to reporting and which report and opinion shall (i) be unqualified as to going concern and scope of audit and shall state that such financial statements present fairly the financial condition of the Borrower as at the dates indicated and the results of the operations, partners' capital and cash flows for the periods indicated and (ii) contain no material exceptions or qualifications except for qualifications relating to accounting changes (with which such independent public accountants concur) in response to FASB releases or other authoritative pronouncements;

                 (b) As soon as is practicable, but in any event within 60 days after the end of the first three fiscal quarters of each fiscal year, the unaudited consolidated balance sheet of the Borrower as at the end of, and the related unaudited consolidated statements of operations and cash flows for, such quarter and for the period from the beginning of the then current fiscal year to the end of such fiscal quarter and, the corresponding figures as at the end of, and for, the corresponding period in the preceding fiscal year;

                 (c) Together with the delivery of the statements referred to in paragraphs (a) and (b) of this Section 5.1, a certificate of the Chief Financial officer or the Treasurer of the General Partner on behalf of the Borrower, substantially in the form of Exhibit F hereto (i) stating that such financial statements reflect, in his or her opinion and in the opinion of the Borrower, all-adjustments necessary to present fairly the financial position of the Borrower as at the end of the fiscal quarter and the results of operations and changes in cash flows for the quarter then ended, in conformity with GAAP consistently applied, subject only to year-end and audit adjustments and to the absence of footnote disclosure; (ii) stating that the signer has reviewed the terms of this Agreement and that in the course of the performance of his or her duties, he or she would normally have knowledge of any condition or event which would constitute a Default or Event of Default and stating whether or not he or she has knowledge of any such condition or event and, if so, specifying each such condition or event of which he or she has knowledge and the nature thereof,
(iii) demonstrating in reasonable detail compliance with the provisions of Sections 6.13 through 6.15 hereof and (iv) setting forth the Applicable Margin; any such certificate shall be referred to herein as a "Compliance Certificate";

                 (d) Promptly upon receipt thereof, a copy of each comment letter submitted by the independent certified public accountants to management in connection with their annual audit and copies of all reports stating any material conclusions or recommendations, if any, submitted by the independent certified public accountants to the Borrower in connection with each annual, interim or special audit or review of the financial statements of the Borrower;

                 (e) Promptly upon their becoming available, copies of all financial statements, reports and notices sent or made available by the General Partner or the Borrower to its limited partners generally (other than material containing such information as was already provided to the Agent for distribution to each Lender pursuant to another subsection of this Section 5.1), and copies of all regular and periodic financial reports and all registration statements and prospectuses, if any, filed by any of them with any securities exchange or with the Securities and Exchange Commission. Upon the request of the Agent or the Required Lenders, the Borrower shall also provide copies of any of the foregoing filed with any other governmental body and copies of all press releases and other statements made available generally by any of them to the public concerning material developments in the business of the General Partner or the Borrower;

                 (f) Promptly upon any Authorized Officer of the General Partner obtaining knowledge of (i) any Default or Event of Default, (ii) the opening of any office of the Borrower or the change of the chief executive office or principal place of business of the Borrower or the location of the Borrower's books and records or goods included in the Collateral, (iii) any change in the name of the Borrower, (iv) any Person giving any notice to the Borrower or taking any other action with respect to a claimed default or event or condition of the type referred to in paragraph (f) of Article 7 or (v) any condition or event which would be required to be disclosed in a current report filed by the Borrower with the Securities and Exchange Commission on Form 8-K, a certificate of the President, Treasurer or Chief Financial Officer of the General Partner on behalf of the Borrower specifying the nature and period of existence of any such condition or event, or specifying the notice given or action taken by such Person and the nature of such claimed Default or Event of Default or condition and what action the Borrower has taken, is taking and proposes to take with respect thereto, or specifying the applicable change;

                 (g) Promptly upon any Authorized Officer of the General Partner obtaining knowledge of (i) the institution of, or threat of, any action, suit, proceeding, investigation or arbitration by any Governmental Authority or other Person against or affecting the Borrower, the General Partner, Fund 14-A/B Venture or any of their respective assets, including, without limitation any such action, suit, proceeding or injunction relating to any License or any Franchise or any notice, oral or written, of the intention of the FCC or any other issuing agency to revoke, suspend, cancel, amend or not renew for any reason any License or any Franchise or (ii) any material development in any such action, suit, proceeding, investigation or arbitration (whether or not previously disclosed to the Lenders), which, in the case of either (i) or (ii) above, if adversely determined, could reasonably be expected to have a Material Adverse Effect, notice thereof to the Lenders and provide such other information as may be reasonably available to it (without waiver of any applicable evidentiary privilege) to enable the Lenders to evaluate such matters; and, in addition to the requirements set forth in clauses (i) and (ii) of this Section 5.1(h), the Borrower upon request, shall promptly give notice of the status of any action, suit, proceeding, investigation or arbitration covered by a report delivered to the Lenders pursuant to clause (i) or (ii) above to the Lenders and provide such other information as may be reasonably available to it to enable the Lenders to evaluate such matters;

                 (h) Promptly upon receipt thereof, copies of any amendments or waivers to the Partnership Agreement, the Licenses, the Pole Agreements, the Franchises, the Fund 14-A/B Joint Venture Agreement or the Fund 14-A/B Credit Agreement (but in the case of amendments to the Fund 14-A/B Credit Agreement, only if such amendments would affect the nonrecourse provisions thereof);

                 (i) Promptly upon receipt thereof, copies of any notice of default under any License or Franchise; and

                 (j) With reasonable promptness, such other information and data with respect to the Borrower, Fund 14-A/B Venture or any of the Systems as from time to time may be reasonably requested by any of the Lenders.

                 SECTION 5.2. Existence; Compliance with Statutes.

                 Do or cause to be done all things necessary to preserve, renew and keep in full force and effect its partnership existence, material rights, licenses, permits and franchises (including, without limitation, the Franchises, the Pole Agreements and the Licenses) to the extent necessary for its operations and comply in all material respects with all provisions of Applicable Law (including, without limitation the Communications Act and the Copyright Act), and all applicable restrictions imposed by, any Governmental Authority (including, without limitation, the FCC) and all state laws and regulations of similar import.

                 SECTION 5.3. Insurance.

                 (a) Keep its assets which are of an insurable character insured (to the extent and for time periods consistent with normal industry practices) by financially sound and reputable insurers against loss or damage by fire, explosion, theft or other hazards which are included under extended coverage in amounts not less than the insurable value of the property insured and with such self-insured retentions or deductible levels which do not exceed normal industry standards and will not result in the Borrower effectively becoming a co-insurer.

                 (b) Maintain with financially sound and reputable insurers, insurance against other hazards and risks and liability to persons and property to the extent and in the manner customary for companies in similar businesses; provided, however, that workmen's compensation insurance or similar coverage may be effected with respect to its operations in any particular state or other jurisdiction through an insurance fund operated by such state or jurisdiction.

                 (c) Cause all such above-described insurance (excluding worker's compensation insurance) to (i) provide for the benefit of the Lenders that 30 days, (10 days in the case of cancellation for nonpayment of premium) prior written notice of suspension, cancellation, termination, modification, non-renewal or lapse or material change of coverage shall be given to the Agent; (ii) name the Agent for the benefit of the Lenders as the loss payee (except for third party liability insurance) for amounts paid thereunder; and
(iii) to the extent neither the Agent nor the Lenders shall be liable for premiums or calls, name the Agent for the benefit of the Lenders as an additional insured. Notwithstanding the foregoing, in the absence of an

Event of Default or Default under this Agreement, insurance proceeds in respect of any casualty involving the loss or destruction of Collateral with an aggregate value (including the value of any real property securing the Loans involved in such casualty) of less than Two Hundred Fifty Thousand Dollars ($250,000) shall be paid to Borrower for use in the repair or replacement of such property, and the Agent on behalf of the Lenders shall execute or endorse such documents or instruments as shall be reasonably necessary to effect such payment to the Borrower.

                 SECTION 5.4. Taxes and Charges; Obligations in Ordinary Course of Business.

                 Duly pay and discharge, or cause to be paid and discharged, before the same shall become delinquent, all federal, state or local taxes, assessments, levies and other governmental charges, imposed upon the Borrower or its properties, sales and activities, or any part thereof, or upon the income or profits therefrom, as well as all claims for labor, materials, or supplies which if unpaid might by law become a Lien upon any of the property of the Borrower; provided, however, that any such tax, assessment, charge, levy or claim need not be paid if the validity or amount thereof shall currently be contested in good faith by appropriate proceedings and if the Borrower shall have set aside on its books reserves (the presentation of which is segregated to the extent required by GAAP) adequate with respect thereto; and provided, further, that the Borrower will pay all such taxes, assessments, levies, governmental charges or claims forthwith upon the commencement of proceedings to foreclose any Lien which may have attached as security therefor (unless the same is fully bonded or otherwise effectively stayed). The Borrower will promptly pay when due, or in conformance with customary trade terms, all other obligations incident to its operations, if the failure to pay such obligations would be reasonably likely to result, individually or in the aggregate, in a Material Adverse Effect; and provided, however, that any such obligations need not be paid if the validity or amount thereof shall currently be contested in good faith by appropriate proceedings and if the Borrower shall have set aside on its books reserves (the presentation of which is segregated to the extent required by GAAP) adequate with respect thereto, and provided, further, that the Borrower will pay all such obligations which, if unpaid, might result in a Lien on its properties, except Permitted Encumbrances.

                 SECTION 5.5. Liens.

                 Defend the Collateral against any and all Liens, claims and other impediments howsoever arising, other than Permitted Encumbrances.

                 SECTION 5.6. ERISA Compliance and Reports.

                 In the event the Borrower or any member of the Controlled Group establishes, maintains or contributes to any Plan or Multiemployer Plan, furnish to the Lenders (a) as soon as possible, and in any event within 30 days after any executive officer (as defined in Regulation C under the Securities Act of 1933) of the General Partner or any member of the Controlled Group knows that (A) any Reportable Event with respect to any such Plan has occurred, a statement of the Chief Financial Officer or Treasurer of the General Partner on behalf of the Borrower, setting forth details as to such Reportable Event and the action which it or any member of the Controlled Group proposes to take with respect thereto, together with a copy of the notice, if any, required to be filed by the Borrower or any member of the Controlled Group of such Reportable Event given to the PBGC or (B) an accumulated funding deficiency has been incurred or an application has been made to the Secretary of the Treasury for a waiver or modification of the minimum funding standard or an extension of any amortization period under Section 412 of the Code with respect to any such Plan, any such Plan has been or is proposed to be terminated in a "distress termination" (as defined in Section 4041(c) of ERISA), proceedings have been instituted to terminate any such Plan or any Multiemployer Plan, a proceeding has been instituted to collect a delinquent contribution to any Plan or any Multiemployer Plan, or the Borrower or any member of the Controlled Group will incur any liability (including any contingent or secondary liability) to or on account of the termination of or withdrawal from any such Plan under Sections 4062, 4063, 4064 of ERISA or the withdrawal or partial withdrawal from any Multiemployer Plan under Sections 4201 or 4204 of ERISA, a statement of the Chief Financial Officer or Treasurer of the General Partner on behalf of the Borrower, setting forth details as to such event and the action it or any member of the Controlled Group proposes to take with respect thereto, (b) promptly upon reasonable request of the Agent, copies of each annual and other report with respect to any such Plan and (c) promptly after receipt thereof, a copy of any notice the Borrower or any member of the Controlled Group may receive from the PBGC relating to the PBGC's intention to terminate any such Plan or to appoint a trustee to administer any such Plan.

                 SECTION 5.7. Access to Books and Records; Examinations.

                 Maintain or cause to be maintained at all times true and complete books and records of its financial operations (in accordance with GAAP) and provide the Agent and its representatives access to all such books and records and to any of their properties or assets during regular business hours and after reasonable notice to the Borrower, in order that the Agent or its representatives may make audits, examinations and inspections, and may make abstracts from such books records and other papers pertaining to the Collateral and permit and/or otherwise arrange for the Agent or its representatives to discuss the affairs, finances and accounts with, and be advised as to the same by, officers and independent accountants (provided that the Borrower shall be given a reasonable opportunity to have its representative present at such meetings with accountants), all as the Agent may deem appropriate for the purpose of verifying the various reports delivered to the Agent and/or the Lenders pursuant to this Agreement or for otherwise ascertaining compliance with this Agreement or any other Fundamental Document.

                 SECTION 5.8. Maintenance of Properties.

                 Keep its properties which are material to its business in good repair, working order and condition consistent with industry practice and, from time to time (i) make all appropriate repairs, renewals, replacements, additions and improvements thereto, if the failure to make such repairs, renewals, replacements, additions or improvements individually or in the aggregate could result in a Material Adverse Effect and (ii) comply at all times with the provisions of all Franchises, Licenses, Pole Agreements, material leases and other material agreements to which it is a party so as to prevent any loss or forfeiture thereof or thereunder.

                 SECTION 5.9. Material Changes.

                 Report to the Agent promptly after obtaining knowledge of same, any material adverse change in the financial condition or business of the Borrower, the General Partner or Fund 14-A/B Venture.

                 SECTION 5.10. Environmental Laws.

                 (a) Promptly notify the Agent upon any Authorized Officer becoming aware of any violation or potential violation or non-compliance with, or liability or potential liability under, any Environmental Laws by the Borrower or Fund 14-A/B Venture which, when taken together with all other pending violations or liabilities, would if adversely determined, result in a Material Adverse Effect, and promptly furnish to the Agent all notices of any nature which the Borrower or Fund 14-A/B Venture may receive from any Governmental Authority or other Person with respect to any violation or potential violation or non-compliance with, or liability or potential liability under, any Environmental Laws which, in any case or when taken together with all such other notices, would if adversely determined, have a Material Adverse Effect.

                 (b) Comply with, and use reasonable efforts to ensure compliance in all material respects by Fund 14-A/B Venture and all tenants and subtenants with, all Environmental Laws, and obtain and comply in all material respects with and maintain, and use reasonable efforts to ensure that Fund 14-A/B Venture and all tenants and subtenants obtain and comply in all material respects with and maintain, any and all licenses, approvals, registrations or permits required by Environmental Laws.

                 (c) Conduct and complete all investigations, studies, sampling and testing, and all remedial, removal and other actions required by the Borrower under all Environmental Laws and promptly comply in all material respects with all lawful orders and directives of all Governmental Authorities.

                 (d) Cause Fund 14-A/B Venture to conduct and complete all investigations, studies, sampling and testing, and all remedial, removal and other actions required by Fund 14-A/B Venture under all Environmental Laws and cause Fund 14-A/B Venture to promptly comply in all material respects with all lawful orders and directives of all Governmental Authorities.

                 (e) Defend, indemnify and hold harmless the Agent and the Lenders, and their respective employees, agents, officers and directors, from and against any claims, demands, penalties, fines, liabilities, settlements, damages, costs and expenses of whatever kind or nature, known or unknown, contingent or otherwise, arising out of, or in any way related to, the violation of, or non-compliance with, any Environmental Laws, or any orders, requirements or demands of Governmental Authorities related thereto by the Borrower or Fund 14-A/B Venture, including, without limitation, reasonable attorney and consultant fees, investigation and laboratory fees, court costs and litigation expenses, but excluding therefrom all claims, demands, penalties, fines, liabilities, settlements, damages, costs and expenses arising out of or resulting from (i) the gross negligence or willful misconduct of any indemnified party or (ii) any acts or omissions of any indemnified party occurring after any indemnified party is in possession of, or controls the operation of, any property or asset.

                 SECTION 5.11. Claims.

                 Report to the Agent, within fifteen (15) days of the date on which an Authorized Officer of the General Partner becomes aware of the same, any legal claims against the Borrower or Fund 14-A/B Venture which are not fully and directly covered by insurance and which individually or in the aggregate outstanding at any time, are in excess of $125,000.

                 SECTION 5.12. Governmental Approval.

                 If any further authorizations, approvals, registrations or filings with any governmental or public regulatory body or authority of the United States, any state thereof or any other jurisdiction required for the performance by the Borrower or the General Partner of this Agreement or the other Fundamental Documents should hereafter become necessary, obtain or make, or cause to be obtained or made, all such authorizations, approvals, registrations and filings.

                 SECTION 5.13. Compliance with Laws.

                 Comply in all material respects with the requirements of all Applicable Law, rules, regulations and orders of any Governmental Authority.

                 SECTION 5.14. Further Assurances; Security Interests.

                 (a) Upon the request of the Agent, promptly perform or cause to be performed any and all acts and execute or cause to be executed any and all documents (including, without limitation, the execution, amendment or supplementation of any financing statement and continuation statement or other statement) for filing under the provisions of the UCC and the rules and regulations thereunder, or any other statute, rule or regulation of any applicable federal, state or local jurisdiction, which are necessary or advisable, from time to time, in order to grant and maintain in favor of the Agent for the benefit of the Lenders the security interest in the Collateral contemplated hereby and by the other Fundamental Documents and to carry out the provisions and purposes of the Fundamental Documents.

                 (b) Promptly undertake to deliver or cause to be delivered to the Lenders from time to time such other documentation, consents, authorizations, approvals and orders in form and substance satisfactory to the Agent, as the Agent shall deem reasonably necessary or advisable to perfect or maintain the Liens of the Agent for the benefit of the Lenders.

                 (c) Unless otherwise agreed by the Agent, use commercially reasonable efforts (but without requiring the payment of money by the Borrower) to exclude from contracts to which it becomes a party, provisions which prevent the creation of a security interest in the rights under such contracts, and upon the request of the Agent, use commercially reasonably efforts (but without requiring the payment of money by the Borrower) to obtain permission for the creation of a security interest in favor of Lenders in rights under contracts which by their terms prohibit the creation of such a security interest.

                 SECTION 5.15. Performance of Obligations.

                 Duly observe and perform all of its obligations under the terms of each Franchise, License, Pole Agreement, contract and agreement by which it is bound or to which it is a party or subject, except where the failure to render any such performance will not result individually or in the aggregate in a Material Adverse Effect.

                 SECTION 5.16. Use of Proceeds.

                 Use the proceeds (or a portion of the proceeds) of the initial Loan to be made hereunder to pay in full all outstanding Indebtedness of the Borrower under the CIBC Agreement and for general partnership purposes.

                 SECTION 5.17. Post-Closing Matters.

                 (a) Deliver to the Agent, as soon as practicable, but in any event within 45 days of the date hereof, a copy of the document issued by the appropriate governmental official for Georgetown County, and containing a consent to the hypothecation of the Georgetown County Franchise to the Agent (for the benefit of the Lenders).

                 (b) Deliver to the Agent, within 30 days of the date hereof, proof of filing with the appropriate Governmental Authority, of the instrument pursuant to which the assignment of the Lake Los Angeles area Franchise is made.

                 (c) Deliver to the Agent, within 45 days of the date hereof, proof of filing with the appropriate Governmental Authority, of the instrument pursuant to which the assignment of the Georgetown County System is made.

6.   NEGATIVE COVENANTS

                 The Borrower covenants and agrees that from the date hereof and until (i) the payment in full of (x) the Commitment Fees payable hereunder and (y) the principal of and interest on the Notes, (ii) the satisfaction of all other obligations and (iii) the termination of the Commitments, unless the Required Lenders shall otherwise consent in writing, the Borrower will not, directly or indirectly:

                 SECTION 6.1. Limitation on Indebtedness.

                 Incur, assume or suffer to exist any Indebtedness except:

                 (a) the existing Indebtedness listed in Schedule 3.17 hereto;

                 (b) the Indebtedness pursuant to the CIBC Agreement, which Indebtedness shall be replaced, on the Closing Date, by the Indebtedness hereunder;

                 (c)      the Subordinated Debt;

                 (d) Indebtedness of the Borrower relating to Interest Rate Protection Agreements; and

                 (e) purchase money Indebtedness (including Capital Leases), provided, that (i) any Lien granted with respect to such Indebtedness is permitted by Section 6.6(f) and (ii) the aggregate amount thereof does not exceed $750,000 at any one time outstanding.

                 SECTION 6.2. Limitation on Guaranties.

                 Incur, create, assume or suffer to exist any Guaranty, contingently or otherwise, except:

                 (a) contingent liabilities arising from the endorsement of negotiable or other instruments for deposit or collection in the ordinary course of business;

                 (b) non-debt related letters of credit provided to franchising authorities for the areas covered by the Systems, not to exceed $250,000 in the aggregate;

                 (c)      obligations permitted under Section 6.6(a) hereof;

                 (d) indemnification obligations of the Borrower to the General Partner as described in Section 9.6 of the Partnership Agreement; and

                 (e) such obligations of the Borrower as may arise solely by operation of law because the Borrower is the general partner of Fund 14-A/B Venture.

                 Notwithstanding the foregoing, no Guaranty permitted hereunder shall relate to any of the obligations of Fund 14-A/B Venture, except as permitted by Section 6.2(e) above.

                 SECTION 6.3. Changes in Business.

                 Alter the nature of its business in any material respect.

                 SECTION 6.4. Consolidation, Merger, Sale or Purchase of Assets, etc.

                 Whether in one transaction or a series of transactions, wind up, liquidate or dissolve its affairs, or enter into any transaction of merger or consolidation, or sell, lease, transfer, liquidate or otherwise dispose of all or any part of its property or assets, or purchase, lease or otherwise acquire all or any part of the property or assets of any Person, or agree to do or suffer any of the foregoing, except:

                 (a) sales or dispositions of inventory, materials, equipment and the like which are obsolete or no longer useful in the operations of the Borrower provided any such sale or disposition is in the ordinary course of business; and

                 (b) purchases or other acquisitions of inventory, materials, equipment and the like in the ordinary course of business.

                 SECTION 6.5. Limitation on Loans and Investments.

                 Make any loan or advance or extend credit to any Person, firm or corporation (whether or not an employee, partner or other Affiliate of the Borrower) or make any other Investment in, or with respect to, any Person, firm or corporation or its securities except:

                 (a)      in Cash Equivalents;

                 (b) its equity Investment outstanding on the date hereof, in Fund 14-A/B Venture;

                 (c) trade credit extended, and loans and advances extended to subcontractors or suppliers, under usual and customary terms in the ordinary course of business to any Person who is not an Affiliate of the Borrower; and

                 (d) advances to employees of the Borrower to meet expenses incurred by such employees in the ordinary course of business not to exceed an aggregate amount of $50,000 at any one time outstanding.

                 SECTION 6.6. Limitations on Liens.

                 Incur, create, assume or suffer to exist any Lien on any of its income property or assets, whether now owned or hereafter acquired, except:

                 (a) deposits under worker's compensation, unemployment insurance and Social Security laws or to secure statutory obligations or surety or appeal bonds or performance or other similar bonds in the ordinary course of business, or statutory Liens of landlords, carriers, warehousemen, mechanics and material men and other similar Liens in respect of liabilities which are not yet due and payable or which are being contested in good faith, Liens for taxes which are not yet due and payable, and Liens for taxes which are due and payable but the validity or amount of which is currently being contested in good faith by appropriate proceedings and as to which foreclosure and other enforcement proceedings shall not have been commenced (unless fully bonded or otherwise effectively stayed);

                 (b) Liens upon real and/or tangible personal property, which property was acquired after the date of this Agreement (by purchase, construction or otherwise) by the Borrower, each of which Liens existed on such property before the time of its acquisition and was not created in anticipation thereof; provided, however, that no such Lien shall extend to or cover any property of the Borrower other than the respective property so acquired and improvements thereon;

                 (c) Liens arising out of attachments, judgments or awards as to which an appeal or other appropriate proceedings for contest or review are promptly commenced and as to which foreclosure and other enforcement proceedings (i) shall not have been commenced (unless fully bonded or otherwise effectively stayed) and (ii) in any event shall be promptly fully bonded or otherwise effectively stayed prior to such time as any such Lien becomes perfected;

                 (d)      Liens created under any Fundamental Document;

                 (e) Zoning restrictions, easements, minor restrictions on the use of real property, and other minor Liens that do not secure the payment of money or the performance of an obligation and that do not individually or in the aggregate materially detract from the value of a property or asset to, or materially impair its use in the business of, the Borrower; and

                 (f) Liens (including in the form of Capital Leases) in connection with the incurrence of Indebtedness permitted by Section 6.1(e), to the Person financing the construction or acquisition of property, plant or equipment if (i) such Lien is limited to the particular assets constructed or acquired; (ii) the debt secured by the Lien does not exceed the amount financed for the construction or acquisition cost of the particular asset on which the Lien is granted; (iii) such Lien arises within twelve months of the completion of such construction or acquisition, as the case may be; and (iv) such transaction does not otherwise violate the Agreement.

                 SECTION 6.7. Partnership Name; Chief Executive Office.

                 Change its partnership name or the location of its chief executive office, any of the locations where it keeps the books and records with respect to, or goods included in, the Collateral without (i) giving the Agent 30 days' prior written notice of such change and (ii) filing any additional UCC financing statements, mortgages, and such other documents requested by the Agent or which are otherwise necessary or desirable to continue the first priority perfected security interest of the Agent for the benefit of the Lenders in the Collateral.

                 SECTION 6.8. Receivables.

                 Sell, transfer, discount or otherwise dispose of notes, accounts receivable or other obligations owing to the Borrower, except for the purpose of collection in the ordinary course of business.

                 SECTION 6.9. Sale and Leaseback.

                 Enter into any arrangement with any Person or Persons, whereby in contemporaneous transactions the Borrower sells essentially all of its right, title and interest in a material asset and in connection therewith, acquires or leases back the right to use such asset.

                 SECTION 6.10. ERISA Compliance.

                 Engage directly or indirectly, or, to the extent controlled by the Borrower, permit any member of the Controlled Group to engage directly or indirectly, in a "prohibited transaction", as defined in Section 406 of ERISA or Section 4975 of the Code, with respect to any Plan or Multiemployer Plan or knowingly consent to any other "party in interest" or any "disqualified person", as such terms are defined in Section 3(14) of ERISA and Section 4975(e)(2) of the Code, respectively, engaging in any "prohibited transaction", with respect to any Plan or Multiemployer Plan maintained by the Borrower or any member of the Controlled Group; or permit any Plan maintained by the Borrower or any member of the Controlled Group to incur any "accumulated funding deficiency", as defined in Section 302 of ERISA or Section 412 of the Code, unless such incurrence shall have been waived in advance by the Internal Revenue Service; or terminate any such Plan in a manner which could result in the imposition of a Lien on any property of the Borrower pursuant to Section 4068 of ERISA; or breach or knowingly permit any employee or officer or any trustee or administrator of any Plan maintained by the Borrower or any member of the Controlled Group to breach any fiduciary responsibility imposed under Title I of ERISA with respect to any such Plan; engage in any transaction which would result in the incurrence of a liability under Section 4069 of ERISA; or fail to make contributions to a Plan or Multiemployer Plan which results in the imposition of a Lien on any property of the Borrower pursuant to Section 302(f) of ERISA or Section 412(n) of the Code, if the occurrence of any of the foregoing events would result in a liability which would cause a Material Adverse Effect.

                 SECTION 6.11. Transactions with Affiliates.

                 Directly or indirectly effect any transaction with an Affiliate on terms less favorable (including, but not limited to, price and credit terms) to the Borrower than would be the case if such transaction had been effected at arm's-length with a Person other than an Affiliate, except those transactions described in, and permitted under, Section 2.2(n)(i) and
(ii) of the Partnership Agreement.

                 SECTION 6.12. Hazardous Materials.

                 Cause or permit any of its properties or assets, or any of the properties or assets of Fund 14-A/B Venture, to be used to generate, manufacture, refine, transport, treat, store, handle, dispose, transfer, produce or process Hazardous Materials, except in compliance in all material respects with all applicable Environmental Laws, nor release, discharge, dispose of or permit or suffer any release, discharge or disposal as a result of any intentional act or omission on its part or on the part of Fund 14-A/B Venture of Hazardous Materials onto any of its properties or assets, or any of the properties or assets of Fund 14-A/B Venture (as applicable), in material violation of any Environmental Law.

                 SECTION 6.13. Debt Service Coverage Ratio.

                 Permit the ratio of Annualized Operating Cash Flow to Pro Forma Debt Service to be less than 1.50:1.00 at any time.

                 SECTION 6.14. Total Debt to Annualized Operating Cash Flow
Ratio.

                 Permit the ratio of Total Debt to Annualized Operating Cash Flow to exceed the ratios indicated below at any time during the periods indicated below:

                 Period                              Ratio
                 ------                              -----
         Closing Date through June 30, 1996        4.00:1.00
         July 1, 1996 through June 30, 1997        3.50:1.00
         Thereafter                                3.00:1.00

                 SECTION 6.15. Operating Cash Flow to Interest Expense Ratio of the Borrower.

                 Permit the ratio of Operating Cash Flow for any fiscal quarter of the Borrower to Interest Expense for such fiscal quarter to be less than 2.00:1.00 at any time.

                 SECTION 6.16. Accounting Practices.

                 Establish a fiscal year ending on other than December 31, or modify or change accounting treatments or reporting practices except as otherwise required or permitted by changes in GAAP.

                 SECTION 6.17. Subsidiaries; Capital Structure.

                 Acquire or create any Subsidiary or make any material change in the capital structure of the Borrower.

                 SECTION 6.18. Restricted Payments.

                 Declare, make or incur any liability to make any Restricted Payments except (i) payment (but not prepayment) of current Management Fees, but only to the extent such payment with respect to any fiscal quarter does not exceed 5.0% of gross revenues of the Borrower for that fiscal quarter, (ii) payment (but not prepayment) of current Home office Allocations, and (iii) payment of deferred Management Fees and deferred Home Allocations, together with interest thereon (not to exceed Jones Intercable, Inc.'s weighted average cost of funds), in an amount not exceeding 25% of Excess Cash Flow in any fiscal year, (iv) prior to April 30, 1999, payment (but not prepayment) of the interest on the Subordinated Debt, and (v) on or after April 30, 1999, payment of interest on the Subordinated Debt in an amount for each fiscal year not exceeding 25% of Excess Cash Flow, if any, for such fiscal year remaining after making any payments pursuant to subsection (iii) hereof; provided, however, that on the date of any Restricted Payment and after giving effect to such payment, no Default or Event of Default would result hereunder.

                 SECTION 6.19. Prohibition of Amendments or waivers of the Partnership Agreement, Licenses, Pole Agreements or Franchises.

                 Agree to or permit, any amendment, alteration, modification, cancellation, suspension or other change of any of the Partnership Agreement, Licenses, Pole Agreements, Franchises, the Fund 14-A/B Joint Venture Agreement or the Fund 14-A/B Credit Agreement (or waive a material right thereunder) or the terms of any of the foregoing in any manner which could (i) result in a

Material Adverse Effect or (ii) materially decrease the fair market value of the Collateral taken as a whole.

                 SECTION 6.20. Prohibitions in Partnership Agreement.

                 Permit the aggregate Indebtedness of the Borrower to exceed the amounts permitted by Section 2.3(a)(v) of the Partnership Agreement or use funds in a manner prohibited by Section 2.3(b)(v) of the Partnership Agreement.

                 SECTION 6.21. Indebtedness of Fund 14-A/B Venture.

                 Permit Fund 14-A/B Venture to incur, assume or suffer to exist any Indebtedness which is recourse (in any manner) to the Borrower, other than Indebtedness of Fund 14-A/B Venture described on Schedule 3.17 hereto, but not any extensions or renewals thereof, unless effected on substantially the same terms.

                 SECTION 6.22. Use of Proceeds.

                 Use the proceeds (or any portion of the proceeds) of the Loans hereunder for purposes other than general partnership purposes, including, without limitation, paying in full the outstanding Indebtedness of the Borrower under the CIBC Agreement.

7. EVENTS OF DEFAULT

                 In the case of the happening and during the continuance of any of the following events (herein called "Events of Default"):

                 (a) any representation or warranty made by the Borrower or the General Partner in this Agreement or any other Fundamental Document or in connection with this Agreement or any other Fundamental Document, to which it is a party, or in connection with the execution and delivery of the Notes or the borrowings hereunder, or any statement or representation in any report, financial statement, certificate or other document furnished by or on behalf of the Borrower to the Agent or any Lender under or in connection with this Agreement, the other Fundamental Documents or the Loans hereunder, or the grant of the security interest contemplated by this Agreement and the other Fundamental Documents, shall prove to have been or to be false or misleading in any material respect when made or delivered, provided, however, that no Event of Default shall occur hereunder based on the inaccuracy of any financial projections unless such financial projections were not based on good faith estimates and assessments of the Borrower believed to be reasonable at the time made;

                 (b) default shall be made in the payment of any principal of or interest on the Notes, Commitment Fees or other amounts payable by the Borrower to the Agent or a Lender hereunder or under any Interest Rate Protection Agreement or in connection with a Letter of Credit, when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or by acceleration thereof or otherwise, and in the case of payments of interest and Commitment Fees, such default shall continue unremedied for three (3) days, and in the case of payments other than of any principal amount of, or interest on the Notes or the Commitment Fees, such default shall continue unremedied for three (3) days after receipt by the Borrower of an invoice therefor;

                 (c) default shall be made by the Borrower in the due observance or performance of any covenant, condition or agreement contained in
Section 5.1(f)(i), Section 5.1(f)(iv), Section 5.1(g), Section 5.9, Section 5.17(a) or Article 6 of this Agreement;

                 (d) default shall be made by the Borrower in the due observance or performance of any covenant, condition or agreement contained in
Section 5.17(b) or Section 5.17(c) of this Agreement and such default shall continue unremedied for five (5) days after the Borrower obtains knowledge of such occurrence;

                 (e) default shall be made by the Borrower or the General Partner in the due observance or performance of any other covenant, condition or agreement (other than as set forth in paragraph (c) or (d) of this Article
7) to be observed or performed pursuant to the terms of this Agreement or any other Fundamental Document and such default shall continue unremedied for thirty (30) days after the Borrower or the General Partner obtains knowledge of such occurrence;

                 (f) default shall be made with respect to the payment of any Indebtedness (other than the obligations) of the Borrower, in an aggregate amount in excess of $100,000 when due, or with respect to the performance of any other obligation incurred in connection with any such Indebtedness, if the effect of such default is to accelerate the maturity of such Indebtedness or to permit the holder thereof to cause such Indebtedness to become due prior to its stated maturity (and such default shall not be remedied, cured, waived or consented to within the period of grace with respect thereto); or any other circumstance shall arise by which the Borrower is required to redeem or repurchase or offer to holders the opportunity to have redeemed or repurchased, any such Indebtedness;

                 (g) the Borrower or the General Partner shall generally not pay its debts as they become due or shall admit in writing its inability to pay its debts, or shall make a general as-signment for the benefit of creditors; or the Borrower or the General Partner shall commence any case, proceeding or other action seeking to have an order for relief entered on its behalf as debtor or to adjudicate it a bankrupt or insolvent or seeking reorganization, arrangement, adjustment, liquidation, dissolution or composition of it or its debts under any law relating to bankruptcy, insolvency, reorganization or relief of debtors or seeking appointment of a receiver, administrative receiver, trustee, custodian or other similar official for it or for all or any substantial part of its property or shall file an answer or other pleading in any such case, proceeding or other action admitting the material allegations of any petition, complaint or similar pleading filed against it or consenting to the relief sought therein; or the Borrower or the General Partner shall take any action to authorize any of the foregoing;

                 (h) any involuntary case, proceeding or other action against the Borrower or the General Partner shall be commenced seeking to have an order for relief entered against it as debtor or to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, liquidation, dissolution or composition of it or its debts under any law relating to bankruptcy, insolvency, reorganization or relief of debtors, or seeking appointment of a receiver, administrative receiver, trustee, custodian or other similar official for it or for all or any substantial part of its property, and such case, proceeding or other action (i) results in the entry of any order for relief against it or (ii) shall remain undismissed for a period of forty-five
(45) days;

                 (i) final judgment(s) for the payment of money, individually or in the aggregate, in excess of $100,000 shall be rendered against the Borrower and within thirty (30) days from the entry of such judgment, shall not have been discharged or stayed pending appeal or shall not have been discharged within thirty (30) days from the entry of a final order of affirmance on appeal;

                 (j) a Reportable Event relating to a failure to meet minimum funding standards or an inability to pay benefits when due shall have occurred with respect to any Plan under the control of the Borrower or any member of the Controlled Group and shall not have been remedied within forty-five (45) days after the occurrence of such Reportable Event, or a trustee shall be appointed by a court to administer such Plan, or the PBGC shall institute proceedings to terminate such Plan;

                 (k) this Agreement or any other Fundamental Document shall, for any reason, not be, or shall cease to be, in full force and effect or shall be declared null and void or this Agreement or any other Fundamental Document shall not give, or shall cease to give, the Agent (for the benefit of the Lenders) the Liens, rights, powers and privileges purported to be created hereby or thereby, superior to and prior to the rights of all third Persons and subject to no other Liens (except to the extent expressly permitted herein), or the validity or enforceability of the Liens granted, to be granted or purported to be granted, by this Agreement or any other Fundamental Document shall be contested by the Borrower or any of its Affiliates;

                 (l) any change shall occur which would have a Material Adverse Effect;

                 (m) a "change in control" shall occur; as used herein a "change in control" shall mean Jones Intercable, Inc. ceases to be the sole General Partner;

                 (n) (i) any License, Franchise or Pole Agreement shall be suspended or revoked and such suspension or revocation has, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or (ii) the Borrower shall for any other reason fail to have all authorizations and licenses required.to operate any of the Systems as presently conducted by the Borrower and such failure to have all such authorizations and licenses could reasonably be expected to result in a Material Adverse Effect; or

                 (o) default shall have occurred under any of the Franchises that has, or could reasonably be expected to have, a Material Adverse Effect and such default shall continue unremedied for thirty (30) days after the Borrower obtains knowledge of such occurrence except where such default is not by its nature capable of being remedied within 30 days and Borrower initiates such remedy within such period and thereafter diligently pursues such remedy to completion;

then, in every such event and at any time thereafter during the continuance of such event, the Agent may, or, if directed by the Required Lenders shall, take either or both of the following actions, at the same or different times: (x) terminate forthwith the Commitments and/or (y) declare the principal of and the interest on the Loans and the Notes and all other amounts payable hereunder or thereunder to be forthwith due and payable, whereupon the same shall become and be forthwith due and payable, without presentment, demand, protest, notice of acceleration, notice of intent to accelerate or other notice of any kind, all of which are hereby expressly waived, anything in this Agreement or in the Notes to the contrary notwithstanding. If an Event of Default specified in paragraphs (g) or (h) above shall have occurred, the Commitments shall automatically terminate and the principal of, and interest on, the Loans and the Notes and all other amounts payable hereunder or thereunder shall automatically become due and payable, without presentment, demand, protest, notice of acceleration, notice of intent to accelerate or other notice of any kind, all of which are hereby expressly waived, anything in this Agreement or the Notes to the contrary notwithstanding. Such remedies shall be in addition to any other remedy available to the Lenders pursuant to Applicable Law or otherwise.

8.   GRANT OF SECURITY INTEREST; REMEDIES

                 SECTION 8.1. Security Interests.

                 (a) As security for the due and punctual payment and performance of the obligations (including post petition interest, to the extent permitted by Applicable Law), the Borrower hereby mortgages, pledges, assigns, transfers, sets over, conveys and delivers to the Agent (for the benefit of the Lenders) and grants to the Agent (for the benefit of the Lenders) a security interest in all of its right, title and interest in and to the Collateral.

                 (b) In the event that the Borrower shall as a result of any change in Applicable Law or any other reason at any time in the future be permitted to grant a security interest in any License, the Borrower shall promptly so notify the Agent and shall promptly grant to the Agent (for the benefit of the Lenders) a first priority perfected security interest therein and execute and deliver to the Agent such security agreements, pledge or other documents, instruments, financing statements or agreements as the Agent shall request, the form and substance of which shall be acceptable to the Agent in its sole discretion.

                 SECTION 8.2. Use of Collateral.

                 So long as no Event of Default shall have occurred and be continuing, and subject always to the various provisions of this Agreement and the other Fundamental Documents to which it is a party, the Borrower may use the Collateral in any lawful manner permitted hereunder.

                 SECTION 8.3. Application of Proceeds of the Collateral.

                 Upon request of the Agent during the continuation of an Event of Default, the Borrower agrees to take all steps necessary to cause all sums, monies, royalties, fees, commissions, charges, payments, advances, income, profit, and other proceeds constituting proceeds of the Collateral to be applied to the satisfaction of the Obligations.

                 SECTION 8.4. Collections, etc.

                 Upon the occurrence and during the continuation of an Event of Default, the Agent may, in its sole discretion, in the name of the Agent or in the name of the Borrower or otherwise, demand, sue for, collect or receive any money or property at any time payable or receivable on account of or in exchange for, or make any compromise or settlement deemed desirable with respect to, any of the Collateral, but shall be under no obligation so to do, or the Agent may, to the fullest extent permitted by Applicable Law, extend the time of payment, arrange for payment in installments, otherwise modify the terms, or release, any of the Collateral, without thereby incurring responsibility to, or discharging or otherwise affecting any liability of, the Borrower. The Agent will not be required to take any steps to preserve any rights against prior parties to the Collateral, except as may be required by Applicable Law. If the Borrower fails to make any payment or take any action required hereunder, the Agent may, after notice to the Borrower, make such payments and take all such actions as the Agent reasonably deems necessary to protect the Lenders, security interests in the Collateral and/or the value thereof, and the Agent is hereby authorized (without limiting the general nature of the authority hereinabove conferred) to pay, purchase, contest, or compromise any Liens that in the judgment of the Agent appear to be equal to, prior to or superior to the security interests of the Lenders in the Collateral and any Liens not expressly permitted by this Agreement.

                 SECTION 8.5. Possession, Sale of Collateral, etc.

                 Upon the occurrence of an Event of Default, and during the continuation of an Event of Default, the Agent may enter upon the premises of the Borrower or wherever the Collateral may be, and take possession of the Collateral, and may reasonably demand and receive such possession from any Person who has possession thereof, and the Agent may take such measures as it may deem necessary or proper for the care or protection thereof, including the right to remove all or any portion of the Collateral, and with or without taking such possession may sell or cause to be sold, whenever the Agent shall decide, in one or more sales or parcels, at such prices as the Agent may deem best, and for cash or on credit or for future delivery, without assumption of any credit risk, all or any portion of the Collateral, at any broker's board or at public or private sale, without any demand of performance or notice of intention to sell or of the time or place of sale (except 10 days' written notice to the Borrower of the time and place of any such public sale or sales or of the time after which any private sale or other disposition is to be made (it being acknowledged by the Borrower that such notice constitutes "reasonable notification") and such other notices as may be required by Applicable Law and cannot be waived), and any Person may be the purchaser of all or any portion of the Collateral so sold and thereafter hold the same absolutely, free from any claim or right of whatever kind, including any equity of redemption, of the Borrower, any such demand, notice, claim, right or equity being hereby expressly waived and released. At

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any sale or sales made pursuant to this Article 8, the Agent may bid for or purchase, free (to the fullest extent permitted by Applicable Law) from any claim or right of whatever kind, including any equity of redemption, of the Borrower, any such demand, notice, claim, right or equity being hereby expressly waived and released, any part of or all of the Collateral offered for sale, and may make any payment on account thereof by using any claim for moneys then due and payable to the Agent and the Lenders (subject to the provisions of Article 10 hereof) by the Borrower hereunder as a credit against the purchase price. The Agent shall in any such sale make no representations or warranties with respect to the Collateral or any part thereof, and neither the Agent nor any Lender shall be chargeable with any of the obligations or liabilities of the Borrower. The Borrower hereby agrees (i) that it will indemnify and hold the Agent and the Lenders harmless from and against any and all claims with respect to the Collateral asserted before the taking of actual possession or control of the relevant Collateral by the Agent pursuant to this Article 8, or arising out of any act of, or omission to act on the part of, any Person (other than the Agent or the Lenders) prior to such taking of actual possession or control by the Agent, or arising out of any act on the part of the Borrower, or its agents before or after the commencement of such actual possession or control by the Agent; and (ii) neither the Agent nor any Lender shall have any liability or obligation to the Borrower arising out of any such claim except for acts of willful misconduct or gross negligence or acts not taken in good faith. In any action hereunder, the Agent shall be entitled to the appointment of a receiver without notice to the extent permitted by Applicable Law, to take possession of all or any portion of the Collateral and to exercise such powers as the court shall confer upon the receiver. Notwithstanding the foregoing, upon the occurrence of an Event of Default, and during the continuation of such Event of Default, the Agent shall be entitled to apply, without prior notice to the Borrower, any cash or cash items constituting Collateral in the possession of the Agent to payment of the Obligations.

                 SECTION 8.6. Application of Proceeds on Default.

                 Upon the occurrence and during the continuance of an Event of Default, the balances in any account of the Borrower with the Agent or any Lender, all other income on the Collateral, and all proceeds from any sale of the Collateral pursuant hereto shall be applied first toward payment of the reasonable costs and expenses incurred by the Agent in enforcing this Agreement, in realizing on or protecting any Collateral and in enforcing or collecting any obligations, including, without limitation, the reasonable attorney's fees and expenses incurred by the Agent, and then to the payment in full of the Obligations pro rata among the Lenders in accordance with the amount of Obligations owed to such Lender. Any amounts remaining after such payment in full






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shall be remitted to an account maintained by the Borrower with the Agent or as a court of competent jurisdiction may otherwise direct.

                 SECTION 8.7. Power of Attornev.

                 Upon the occurrence of an Event of Default and during the continuation of an Event of Default (a) the Borrower does hereby irrevocably make, constitute and appoint the Agent and any of its officers or designees its true and lawful attorney-in-fact with full power in the name of the Agent or the Borrower to endorse any notes, checks, drafts, money orders or other evidences of payment relating to the Collateral that may come into the possession of the Agent and to do any and all other acts necessary or proper to carry out the intent of this Agreement and the grant of the security interests hereunder and under the other Fundamental Documents, and the Borrower hereby ratifies and confirms all that the Agent or its substitutes shall properly do by virtue hereof; (b) the Borrower does hereby further irrevocably make, constitute and appoint the Agent or any of its officers or designees its true and lawful attorney-in-fact in the name of the Agent or the Borrower (i) to enforce all of the Borrower's rights under and pursuant to all agreements with respect to the Collateral, all for the sole benefit of the Agent for the benefit of the Lenders, (ii) to enter into and perform such agreements as may be necessary in order to carry out the terms, covenants and conditions of the Fundamental Documents that are required to be observed or performed by the Borrower, (iii) to execute such other and further mortgages, pledges and assignments of the Collateral, and related instruments or agreements, as the Agent may reasonably require for the purpose of perfecting, protecting, maintaining or enforcing the security interests granted to the Agent, for the benefit of the Lenders, hereunder and under the other Fundamental Documents, and (iv) to do any and all other things necessary or proper to carry out the intention of this Agreement and the grant of the security interests hereunder and under the other Fundamental Documents and the Borrower hereby ratifies and confirms in advance all that the Agent or its substitutes, as such attorney-in-fact, shall properly do by virtue of this power of attorney.

                 SECTION 8.8. Financing Statements, Direct Payments, Confirmation of Receivables and Audit Rights.

                 The Borrower hereby authorizes the Agent to file UCC financing statements and any amendments thereto or continuations thereof and any other appropriate security documents or instruments and to give any notices necessary or desirable to perfect the Lien of the Agent, for the benefit of the Lenders, on the Collateral, in all cases without the signatures of the Borrower or to execute such items as attorney-in-fact for the Borrower. The Borrower further authorizes the Agent (i) upon the occurrence






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of an Event of Default, and during the continuation of such Event of Default, to notify any account debtors that all sums payable to the Borrower relating to the Collateral shall be paid directly to the Agent, (ii) to confirm with any account debtors the amounts payable by them to the Borrower with regard to the Collateral and the terms of all accounts receivable and (iii) to participate with the Borrower in the audits of its account debtors if the Borrower performs any such audits.

                 SECTION 8.9. Termination.

                 The security interests granted under this Article 8 shall terminate when all the obligations have been fully paid and performed and the Commitments shall have terminated. Upon request by the Borrower following such termination, the Agent will, at the expense of the Borrower, execute and deliver to the Borrower such documents (in form and substance satisfactory to the Agent) as the Borrower shall reasonably request to release the Liens granted to it under the Fundamental Documents.

                 SECTION 8.10. Remedies Not Exclusive.

                 The remedies conferred upon or reserved to the Agent in this
Article 8 are intended to be in addition to, and not in limitation of, any other remedy or remedies available to the Agent. Without limiting the generality of the foregoing, the Agent and the Lenders shall have all rights and remedies of a secured party under Article 9 of the UCC and any other Applicable Law.

9.   CASH COLLATERAL

                 SECTION 9.1. Cash Collateral Account.

                 (a) At such time as the Agent shall request, there shall be established with the Agent an account in the name of the Agent for the benefit of the Lenders (the "Cash Collateral Account"), into which the Borrower may, from time to time, deposit Dollars pursuant to, and in accordance with, the express provisions of Section 2.9(d) hereof. Except to the extent otherwise provided in this Section 9.1, the Cash Collateral Account shall be under the sole dominion and control of the Agent.

                 (b) The Agent is hereby authorized and directed to invest and reinvest the funds from time to time deposited into the Cash Collateral Account on the instructions of the Borrower (provided that any such instructions given verbally shall be promptly confirmed in writing) or, if the Borrower shall fail to give such instructions, in the discretion of the Agent provided that in no event may the Borrower give instructions to the Agent, or may the Agent in its discretion, invest or reinvest funds in the Cash Collateral Account in other than Cash Equivalents.

                 (c) Any net income or gain on the investment of funds from time to time held in the Cash Collateral Account shall be promptly reinvested by the Agent as part of the Cash Collateral Account; and any net loss on any such investment shall be charged against the Cash Collateral Account.

                 (d) Neither the Agent nor the Lenders shall be a trustee for the Borrower, nor have any Obligations or responsibilities, nor be liable for anything done or not done, in connection with the Cash Collateral Account, except as expressly provided herein and except that the Agent shall have the obligations of a secured party under the UCC. The Agent and the Lenders shall not have any obligation or responsibility and shall not be liable in any way for any investment decision made pursuant to this Section 9.1 or for any decrease in the value of the investments held in the Cash Collateral Account.

                 SECTION 9.2. Grant of Security Interest.

                 For value received and to induce the Lenders to make Loans to the Borrower from time to time as provided for in this Agreement, as security for the payment of all of the obligations, the Borrower hereby assigns to the Agent (for the benefit of the Lenders), and grants to the Agent (for the benefit of the Lenders), a first and prior Lien upon, all the Borrower's rights in and to the Cash Collateral Account, all cash, documents, instruments and securities from time to time held therein, and all rights pertaining to investments of funds in the Cash Collateral Account and all products and proceeds of any of the foregoing. All cash, documents, instruments and securities from time to time on deposit in the Cash Collateral Account, and all rights pertaining to investments of funds in the Cash Collateral Account, shall immediately and without any need for any further action on the part of any of the Borrower, any Lender or the Agent, become subject to the Lien set forth in this Section 9.2, be deemed Collateral for all purposes hereof and be subject to the provisions of this Agreement.

                 SECTION 9.3. Remedies.

                 At any time during the continuation of an Event of Default, the Agent may sell any documents, instruments and securities held in the Cash Collateral Account and may immediately apply the proceeds thereof and any other cash held in the Cash Collateral Account to the satisfaction of the obligations in such order as the Agent may determine, but subject to the rights of the Lenders. Any amounts remaining after such application shall be paid or delivered to the Borrower or as a court of competent jurisdiction may direct.






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
10. THE AGENT

                 SECTION 10.1. Administration by the Agent.

                 (a) The general administration of the Fundamental Documents and any other documents contemplated by this Agreement or any other Fundamental Document shall be by the Agent or its designees. Each of the Lenders hereby irrevocably authorizes the Agent, at its discretion, to take, or refrain from taking, such actions as agent on its behalf and to exercise, or refrain from exercising, such powers under the Fundamental Documents, the Notes and any other documents contemplated by this Agreement or any other Fundamental Document as are delegated to the Agent by the terms hereof or thereof, as appropriate, together with all powers reasonably incidental thereto. The Agent shall have no duties or responsibilities except as set forth in the Fundamental Documents.

                 (b) The Lenders hereby authorize the Agent (in its sole discretion):

                          (i) so long as an Event of Default shall not have occurred and be continuing, to release a Lien granted to the Agent (for the benefit of the Lenders) in any asset sold or otherwise disposed of in accordance with the terms hereof;

                          (ii) to determine that the cost to the Borrower is disproportionate to the benefit to be realized by the Lenders by perfecting a Lien in a given asset or group of assets included in the Collateral and that the Borrower should not be required to perfect such Lien in favor of the Agent (for the benefit of the Lenders);

                          (iii) to appoint subagents or Lenders to be the holder of record of a Lien to be granted the Agent (for the benefit of the Lenders) or to hold on behalf of the Agent such collateral or instruments relating thereto; and

                          (iv) to execute and endorse any documents or instruments contemplated by the last sentence of Section 5.3(c) hereof.

                 SECTION 10.2. Advances and Payments.

                 (a) on the date of each Loan, the Agent shall be authorized (but not obligated) to advance, for the account of each of the Lenders, the amount of the Loan to be made by it in accordance with its Percentage hereunder. Each of the Lenders hereby authorizes and requests the Agent to advance for its account, pursuant to the terms hereof, the amount of the Loan to be made by it, and each of the Lenders agrees forthwith to reimburse the Agent in immediately available funds for the amount so advanced on its behalf by the Agent. If any such reimbursement is not made in immediately available funds on the same day on which the Agent shall have made any such amount available on behalf of any Lender, such Lender shall pay interest to the Agent at a rate per annum equal to the Agent's cost of obtaining overnight funds in the New York Federal Funds Market for the initial two days and thereafter such Lender shall pay interest to the Agent at a rate per annum equal to the Base Rate plus 2%. If and to the extent that any such reimbursement shall not have been made to the Agent, the Borrower agrees to repay to the Agent forthwith on demand a corresponding amount with interest thereon for each day from the date such amount is made available to the Borrower until the date such amount is repaid to the Agent at the Base Rate plus the Applicable Margin for Base Rate Loans.

                 (b) Any amounts received by the Agent in connection with this Agreement, the Notes or the other Fundamental Documents (other than amounts which the Agent or any Lender is entitled pursuant to Sections 2.10, 2.11, 2.14, 11.4 or 11.5 hereof), the application of which is not otherwise provided for, shall be applied, first, to pay accrued but unpaid Commitment Fees in accordance with each Lender's Percentage, second, to pay accrued but unpaid interest on the Notes in accordance with the amount of outstanding Loans owed to each Lender, third, the principal balance outstanding on the Notes in accordance with the amount of outstanding Loans owed to each Lender and fourth, to pay other amounts payable to the Agent. All amounts to be paid to any of the Lenders by the Agent shall be credited to that Lender, after collection by the Agent, in immediately available funds either by wire transfer or deposit in such Lender's correspondent account with the Agent, or as such Lender and the Agent shall from time to time agree.

                 SECTION 10.3. Sharing of Setoffs and Cash Collateral.

                 Each of the Lenders agrees that if it shall, through the exercise of a right of banker's lien, setoff or counterclaim against the Borrower (including, but not limited to, a secured claim under Section 506 of Title 11 of the United States Code or other security or interest arising from, or in lieu of, such secured claim and received by such Lender under any applicable bankruptcy, insolvency or other similar law) or otherwise, obtain payment in respect of its Loans as a result of which the unpaid portion of its Loans is proportionately less than the unpaid portion of any of the other Lenders (a) it shall promptly purchase at par (and shall be deemed to have thereupon purchased) from such other Lenders a participation in the Loans of such other Lenders, so that the aggregate unpaid principal amount of each of the Lenders' Loans and its participation in Loans of the other Lenders shall be in the same proportion to the aggregate unpaid principal amount of all Loans then outstanding as the principal amount of its Loans prior to the obtaining of such payment was to the principal amount of all Loans outstanding prior to the obtaining of such payment and (b) such other adjustments shall be made from time to time as shall be equitable to ensure that the Lenders share such payment pro rata. The Borrower expressly consents to the foregoing arrangements and agrees that any Lender or Lenders holding (or deemed to be holding) a participation in a Note may exercise any and all rights of banker's lien, setoff or counterclaim with respect to any and all moneys owing by the Borrower to such Lender or Lenders as fully as if such Lender or Lenders held a Note and was the original obligee thereon, in the amount of such participation.

                 SECTION 10.4. Notice to the Lenders.

                 Upon receipt by the Agent from the Borrower of any communication calling for an action on the part of the Lenders, or upon notice to the Agent of any Event of Default, the Agent will in turn immediately inform the other Lenders in writing (which shall include telecopier notice) of the nature of such communication or of the Event of Default, as the case may be.

                 SECTION 10.5. Liability of Agent.

                 (a) The Agent, when acting on behalf of the Lenders, may execute any of its duties under this Agreement or the other Fundamental Documents by or through its directors, officers, agents or employees, and neither the Agent nor any of its directors, officers, agents or employees shall be liable to the Lenders or any of them for any action taken or not taken in good faith, or be responsible to the Lenders or to any of them for the consequences of any oversight or error of judgment, or for any loss, unless the same shall happen through its gross negligence or willful misconduct. The Agent and its directors, officers, agents, and employees shall in no event be liable to the Lenders or to any of them for any action taken or not taken by it pursuant to instructions received by it from any of the Lenders or in reliance upon the advice of counsel selected by it. Without limiting the foregoing, neither the Agent nor any of its directors, officers, employees, or agents shall be responsible to any of the Lenders for the due execution, validity, genuineness, effectiveness, sufficiency, or enforceability of, or for any statement, warranty, or representation in, or for the perfection of any security interest contemplated by this Agreement, any other Fundamental Documents or any related agreement, document or order, or for the designation or failure to designate this transaction as a "Highly Leveraged Transaction" for regulatory purposes, or for freedom of any of the Collateral from prior Liens or security interests, or shall be required to ascertain or to make any inquiry concerning the performance or observance by the Borrower of any of the terms, conditions, covenants, or agreements of this Agreement, the other Fundamental Documents or any related agreement or document.

                 (b) Neither the Agent nor any of its directors, officers, employees, or agents shall have any responsibility to the Borrower on account of the failure or delay in performance or breach by any of the Lenders or the Borrower of any of its respective obligations under this Agreement, the Notes, the other Fundamental Documents or any related agreement or document or in connection herewith or therewith.

                 (c) The Agent, as agent of the Lenders hereunder, shall be entitled to rely on any communication, instrument, or document reasonably believed by it to be genuine or correct and to have been signed or sent by a Person or Persons believed by it to be the proper Person or Persons, and the Agent shall be entitled to rely on advice of legal counsel, independent public accountants, and other professional advisers and experts selected by it.

                 SECTION 10.6. Reimbursement and Indemnification.

                 Each of the Lenders agrees (i) to reimburse the Agent for such Lender's Pro Rata Share of any expenses and fees incurred for the benefit of the Lenders under the Fundamental Documents, including, without limitation, reasonable counsel fees, compensation of agents and employees paid for services rendered on behalf of the Lenders, and any other expense incurred in connection with the operation or enforcement thereof not reimbursed by or on behalf of the Borrower and (ii) to indemnify and hold harmless the Agent and any of its directors, officers, employees, or agents, on demand, in the amount of its proportionate share, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses, or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against, it or any of them in any way relating to or arising out of the Fundamental Documents or any related agreement or document, or any action taken or omitted by any of them under the Fundamental Documents or any related agreement or document, to the extent not reimbursed by the Borrower (except in the case of clause (i) or (ii) above, as shall result from the gross negligence or willful misconduct of the Person to be reimbursed, indemnified or held harmless, as applicable).

                 SECTION 10.7. Rights of Agent.

                 It is understood and agreed that the Agent shall have the same duties, rights and powers as a Lender hereunder (including the right to give such instructions) as any of the other Lenders and may exercise such rights and powers, as well as

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its rights and powers under other agreements and instruments to which it is or may be party, and engage in other transactions with the Borrower or Affiliates of the Borrower as though it were not the Agent of the Lenders under this Credit Agreement and the other Fundamental Documents.

                 SECTION 10.8. Independent Investigation by Lenders.

                 Each of the Lenders acknowledges that it has decided to enter into this Agreement and the other Fundamental Documents, and to make the Loans hereunder based on its own analysis of the transactions contemplated hereby and of the creditworthiness of the Borrower and agrees that the Agent shall not bear any responsibility therefor.

                 SECTION 10.9. Agreement of Required Lenders.

                 Upon any occasion requiring or permitting an approval, consent, waiver, election or other action on the part of the Required Lenders, action shall be taken by the Agent for and on behalf of, or for the benefit of, all Lenders upon the direction of the Required Lenders, and any such action shall be binding on all Lenders. No amendment, modification, consent or waiver shall be effective except in accordance with the provisions of Section 11.10 hereof.

                 SECTION 10.10. Notice of Transfer.

                 The Agent may deem and treat any Lender which is a party to this Agreement on the date hereof as the owner of such Lender's respective portions of the Loans for all purposes, unless and until a written notice of the assignment or transfer thereof executed by any such Lender shall have been received by the Agent and become effective pursuant to Section 11.3 hereof.

                 SECTION 10.11. Successor Agent.

                 The Agent may resign at any time by giving written notice thereof to the Lenders and the Borrower. Upon any such resignation (i) if no Event of Default has occurred and is continuing, the Borrower shall have the right, subject to the consent of the Required Lenders (which consent shall not be unreasonably withheld), to appoint a successor Agent from among the Lenders, or (ii) if an Event of Default shall have occurred and be continuing, the Required Lenders shall have the right, subject to the consent of the Borrower (which consent shall not be unreasonably withheld), to appoint a successor Agent from among the Lenders. If no successor Agent shall have been so appointed by the Borrower or the Required Lenders (as applicable) and shall have accepted such appointment, within 30 days after the retiring Agent's giving of notice of resignation, the retiring Agent may, on behalf of the Borrower or the Lenders (as applicable), appoint a successor agent, which shall be either a Lender or a commercial bank reasonably acceptable to the Borrower organized under the laws of the United States of America or of any state thereof and having a combined capital and surplus of at least $500,000,000. Upon the acceptance of any appointment as Agent hereunder by a successor agent, such successor agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations under this Agreement, the other Fundamental Documents and any other credit documentation. After any retiring Agent's resignation hereunder as Agent, the provisions of this Article 10 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement.

11.  MISCELLANEOUS

                 SECTION 11.1. Notices.

                 Notices and other communications provided for herein shall be in writing and shall be delivered or mailed (or if by telecopier, delivered by such equipment) addressed, if to the Agent to it at c/o Credit Lyonnais New York Branch, 1301 Avenue of the Americas, New York, New York 10019 Attn: James
E. Morris, telecopier no.: (212) 261-3318, if to a Lender, at its address set forth on the signature pages hereof, and if to the Borrower to it at its address set forth on the signature pages hereof, or such other address as such party may from time to time designate by giving written notice to the other parties hereunder. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given (i) on the fifth Business Day after the date when sent by registered or certified mail, postage prepaid, return receipt requested, if by mail, (ii) when delivered if delivered by hand or courier service or (iii) when receipt is acknowledged whether written or oral, if by telecopier, in each case addressed to such party as provided in this Section 11.1 or in accordance with the latest unrevoked written direction from such party.

                 SECTION 11.2. Survival of Agreement, Representations and Warranties, etc.

                 All warranties, representations and covenants made by the Borrower herein, in any other Fundamental Document or in any certificate or other instrument delivered by it or on its behalf in connection with this Agreement or any other Fundamental Document shall be considered to have been relied upon by the Agent and the Lenders, shall survive the making of the Loans herein contemplated and the execution and delivery to the Agent of the Notes regardless of any investigation made by the Agent or the Lenders or on their behalf and shall continue in full force and effect so long as any amount due or to become due hereunder is outstanding and unpaid and so long as the Commitment shall have not terminated. All statements in any such certificate or other instrument shall constitute representations and warranties by the Borrower hereunder.

                 SECTION 11.3. Successors and Permitted Assigns; Syndications; Loan Sales; Participations.

                 (a) Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the successors and permitted assigns of such party; provided, however, that the Borrower may not assign its rights or obligations hereunder without the prior written consent of all the Lenders, and all covenants, promises and agreements by or on behalf of the Borrower which are contained in this Agreement shall inure to the benefit of the successors and permitted assigns of the Lenders.

                 (b) Each of the Lenders may (but only with the prior written consent of the Borrower, which consent shall not unreasonably be withheld or delayed, and with the prior written consent of the Agent) assign to one or more banks or other financial institutions all or a portion of its interests, rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitment and the same portion of the Loans at the time owing to it and the Notes held by it); provided, however, that (i) each such assignment shall be of a constant, and not a varying, percentage of the assigning Lender's interests, rights and obligations under this Agreement, (ii) the amount of the Commitment of the assigning Lender being assigned pursuant to each such assignment (determined as of the effective date of the Assignment and Acceptance with respect to such assignment delivered to the Agent) shall be in a minimum principal amount of $5,000,000, or, if less, the entire remaining balance of such assigning Lender's Commitment on such date, and (iii) the parties to each such assignment shall execute and deliver to the Agent, for its acceptance and recording in the Register (as defined below), an Assignment and Acceptance, together with the assigning Lender's original Note and a processing and recordation fee of $3,500 to be paid to the Agent by the assigning Lender. Upon such execution, delivery, acceptance and recording, from and after the effective date specified in each Assignment and Acceptance, which effective date shall not (unless otherwise agreed to by the Agent) be earlier than five (5) Business Days after the date of acceptance and recording by the Agent, (x) the assignee thereunder shall be a party hereto and, to the extent provided in such Assignment and Acceptance, have the rights and obligations of a Lender hereunder and under the other Fundamental Documents and shall be bound by the provisions hereof and thereof and (y) the assigning Lender thereunder shall, to the extent provided in such Assignment and

Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of the assigning Lender's rights and obligations under this Agreement, such assigning Lender shall cease to be a party hereto).

                 (c) Notwithstanding the other provisions of this Section 1.1.3, each Lender may at any time assign its interests, rights and obligations under this Agreement to any Affiliate of such Lender and Credit Lyonnais Cayman Island Branch shall at all times hold at least 51% of the Total Commitment from time to time in effect hereunder.

                 (d) By executing and delivering an Assignment and Acceptance, the assigning Lender thereunder and the assignee thereunder confirm to and agree with each other and the other parties hereto as follows: (i) other than the representation and warranty that it is the legal and beneficial owner of the interest being assigned thereby and that such interest is free and clear of any adverse claim, the assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or the other Fundamental Documents or the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Fundamental Documents or any other instrument or document furnished pursuant hereto or thereto; (ii) such Lender assignor makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrower or the performance or observance by the Borrower or the General Partner of any of its obligations under the Fundamental Documents or any other instrument or document furnished pursuant hereto or thereto; (iii) such assignee confirms that it has received a copy of this Agreement, together with copies of the most recent financial statements delivered pursuant to Sections 5.1(a) and 5.1(b) hereof (or if none of such financial statements shall have then been delivered, then copies of the financial statements referred to in Section 3.5 hereof) and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (iv) such assignee agrees that it will, independently and without reliance upon the Agent, the assigning Lender or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement or any other Fundamental Document; (v) such assignee appoints and authorizes the Agent to take such action as the agent on its behalf and to exercise such powers under this Credit Agreement or any other Fundamental Document as are delegated to the Agent by the terms hereof or thereof, together with such powers as are reasonably incidental thereto; and (vi) such assignee agrees that it will be bound by the provisions of this

Credit Agreement and it will perform in accordance with their terms all of the obligations which by the terms of this Agreement are required to be performed by it as a Lender.

                 (e) The Agent shall maintain at its address at which notices are to be given to it pursuant to Section 11.1, a copy of each Assignment and Acceptance and a register for the recordation of the names and addresses of the Lenders and the Commitments of, and principal amount of the Loans owing to, each Lender from time to time (the "Register"). The entries in the Register shall be conclusive, in the absence of manifest error, and the Borrower, the Agent and the Lenders may treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of the Fundamental Documents. The Register shall be available for inspection by the Borrower or any Lender at any reasonable time and from time to time upon reasonable prior notice.

                 (f) Upon its receipt of an Assignment and Acceptance executed by an assigning Lender and an assignee together with the assigning Lender's original Note, the processing and recordation fee and evidence of the Borrower's written consent (if required) and the Agent's written consent, the Agent shall, if such Assignment and Acceptance has been completed and is substantially in the form of Exhibit E hereto, (i) accept such Assignment and Acceptance, (ii) record the information contained therein in the Register and
(iii) give prompt written notice thereof to the Borrower. Within five (5) Business Days after receipt of the notice, the Borrower, at its own expense, shall execute and deliver to the Agent, in exchange for the surrendered Note, a new Note to the order of such assignee in an amount equal to the Commitment assumed by it pursuant to such Assignment and Acceptance and, if the assigning Lender has retained a Commitment hereunder, a new Note to the order of the assigning Lender in an amount equal to the Commitment retained by it hereunder. Such new Notes shall be in an aggregate principal amount equal to the principal amount of the surrendered Note, shall be dated the date of the surrendered Note and shall otherwise be in substantially the form of Exhibit A hereto. In addition the Borrower will promptly, at its own expense, execute such amendments to the Fundamental Documents to which it is a party and such additional documents, and take such other actions as the Agent or the assignee Lender may reasonably request in order to give such assignee Lender the full benefit of the Liens contemplated by this Agreement and by the Fundamental Documents.

                 (g) Each of the Lenders may, without the consent of the Borrower or the Agent or the other Lenders, sell participations to one or more banks or other entities in all or a portion of its interests, rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitment, the Loans owing to it and the Note held by it); provided, however, that (i) any such Lender's obligations under






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this Agreement shall remain unchanged, (ii) such participant shall not be granted any voting rights or any right to control the vote of such Lender under this Agreement, except with respect to proposed changes to interest rates, amounts of Commitments, final maturity of Loans, releases of all or substantially all the Collateral and fees (as applicable to such participant),
(iii) any such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iv) the participating banks or other entities shall be entitled to the cost protection provisions contained in Sections 2.10, 2.11, 2.14(e) and 10.3 hereof but a participant shall not be entitled to receive pursuant to such provisions an amount larger than its share of the amount to which the Lender granting such participation would have been entitled to receive and (v) the Borrower, the Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender's interests, rights and obligations under this Agreement.

                 (h) Any Lender may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section 11.3, disclose to the permitted assignee or participant or proposed permitted assignee or participant, any information relating to the Borrower furnished to such Lender by or on behalf of the Borrower.

                 (i) Each Lender hereby represents that it is a commercial lender or financial institution which makes loans in the ordinary course of its business and that it will make Loans hereunder for its own account in the ordinary course of such business; provided, however, that, subject to preceding clauses (a) through (h), the disposition of the Note or other evidence of Indebtedness held by that Lender shall at all times be within its exclusive control.

                 (j) Notwithstanding anything to the contrary contained in this Article II, the Agent and each Lender agree that no confidential information concerning the Borrower will be provided to any prospective assignee or participant until such prospective assignee or participant has first executed and delivered to the Agent a confidentiality agreement substantially in the form of Exhibit G hereto.

                 SECTION 11.4. Expenses; Documentary Taxes.

                 Whether or not the transactions hereby contemplated shall be consummated, the Borrower agrees to pay all reasonable out-of-pocket expenses incurred by the Agent in connection with the negotiation, preparation, execution, delivery, waiver or modification and administration of this Agreement and any other documentation contemplated hereby, the Notes, the making of the Loans, the Collateral or the Fundamental Documents including but not limited to the reasonable fees and disbursements of Morgan,

Lewis & Bockius LLP, special counsel for the Agent, any other counsel that the Agent shall retain, and any technical or other consultants that the Agent shall retain, as well as all reasonable out-of-pocket expenses incurred by the Agent or the Lenders in the enforcement or protection of the rights and remedies of the Lenders in connection with this Agreement, the other Fundamental Documents or the Notes, and with respect to any action which may be instituted by any Person against the Agent or any Lender in respect of the foregoing, or as a result of any transaction, action or nonaction arising from the foregoing, including but not limited to the reasonable fees and disbursements of any counsel for the Agent or the Lenders. Such payments shall be made on the date of execution of this Agreement and thereafter on demand. The Borrower agrees that it shall indemnify the Agent and the Lenders from and hold them harmless against any documentary taxes, assessments or charges made by any Governmental Authority by reason of the execution and delivery of this Agreement or the Notes. The obligations of the Borrower under this Section shall survive the termination of this Agreement and/or the payment of the Loans.

                 SECTION 11.5. Indemnity.

                 The Borrower agrees (a) to indemnify and hold harmless the Agent and the Lenders and their respective directors, officers, employees and agents (each an "Indemnified Party") (to the full extent permitted by Applicable Law) from and against any and all claims, demands, losses, judgments, damages and liabilities (including liabilities for penalties) incurred by any of them as a result of, or arising out of, or in any way related to, or by reason of, any investigation, litigation or other proceeding (whether or not any Lender or the Agent is a party thereto) related to the entering into and/or performance of any Fundamental Document or the use of the proceeds of any Loans hereunder or the consummation of any other transaction contemplated in any Fundamental Document, including, without limitation, the reasonable fees and disbursements of counsel incurred in connection with any such investigation, litigation or other proceeding (but excluding any such losses, liabilities, claims, damages or expenses of an Indemnified Party to the extent incurred by reason of the gross negligence or willful misconduct of such Indemnified Party). If any proceeding, including any governmental investigation, shall be instituted involving any Indemnified Party, in respect of which indemnity may be sought against the Borrower, such Indemnified Party shall promptly notify the Borrower in writing, and the Borrower shall assume the defense thereof on behalf of such Indemnified Party including the employment of counsel (reasonably satisfactory to such Indemnified Party) and payment of all reasonable expenses. Any Indemnified Party shall have the right to employ separate counsel in any such proceeding and participate in the defense thereof, but the fees and expenses of such separate counsel shall be at the expense of such Indemnified Party unless (i) the employment of such separate counsel has been specifically authorized by the Borrower or (ii) the named parties to any such action (including any impleaded parties) include such Indemnified Party and the Borrower and such Indemnified Party shall have been advised by its counsel that there may be one or more legal defenses available to such Indemnified Party which are different from or additional to those available to the Borrower (in which case the Borrower shall not have the right to assume the defense of such action on behalf of such Indemnified Party, it being understood, however, that the Borrower shall not, in connection with any one such action or separate but substantially similar or related actions in the same jurisdiction arising out of the same general allegations or circumstances, be liable for the reasonable fees or expenses of more than one separate firm of attorneys for all such Indemnified Parties). The Borrower shall not be liable for any settlement of any such proceeding effected without the written consent of the Borrower, but if settled with the written consent of the Borrower or if there is a final judgment for the plaintiff in any such action, the Borrower agrees to indemnify and hold harmless any Indemnified Party from and against any loss or liability by reason of such settlement or judgment, other than any such loss or liability of an Indemnified Party to the extent incurred by reason of the gross negligence or willful misconduct of such Indemnified Party. At any time after the Borrower has assumed the defense of any proceeding involving any Indemnified Party in respect of which indemnity has been sought against the Borrower, such Indemnified Party may elect, by written notice to the Borrower, to withdraw its request for indemnity and thereafter the defense of such proceeding shall be maintained by counsel of the Indemnified Party's choosing and at the Indemnified Party's expense. The foregoing indemnity agreement includes any reasonable costs incurred by an Indemnified Party in connection with any action or proceeding which may be instituted in respect of the foregoing by the Agent or by any other Person either against the Agent or the Lenders or in connection with which any officer or employee of the Agent or the Lenders is called as a witness or deponent, including, but not limited to, the reasonable fees and disbursements of Morgan, Lewis & Bockius LLP, counsel to the Agent and any out-of-pocket costs incurred by the Agent or the Lenders in appearing as a witness or in otherwise complying with legal process served upon them. The obligations of the Borrower under this
Section 11.5 shall survive the termination of this Agreement and/or payment of the Loans and shall inure to the benefit of any Person who was a Lender notwithstanding such Person's assignment of all its Loans and Commitment hereunder.

        If the Borrower shall fail to do any act or thing which it has covenanted to do hereunder or under a Fundamental Document, or any representation or warranty of the Borrower shall be breached, the Agent may (but shall not be obligated to) do the same or cause it to be done or remedy any such breach and there shall be added to the Obligations hereunder the cost or expense incurred by the Agent in so doing, and any and all amounts expended by the Agent in taking any such action shall be repayable to it upon its demand therefor and shall bear interest at a rate per annum equal to 2% in excess of the Base Rate from time to time in effect hereunder plus the Applicable Margin with respect to Base Rate Loans from time to time in effect hereunder, from the date advanced to the date of repayment.

                 SECTION 11.6. CHOICE OF LAW.

                 THIS AGREEMENT AND THE NOTES SHALL IN ALL RESPECTS BE CONSTRUED IN ACCORDANCE WITH, AND GOVERNED BY, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED WHOLLY WITHIN SUCH STATE.

                 SECTION 11.7. WAIVER OF JURY TRIAL.

                 TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW WHICH CANNOT BE WAIVED, EACH PARTY HERETO HEREBY WAIVES AND COVENANTS THAT IT WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE), ANY RIGHT TO TRIAL BY JURY IN ANY FORUM IN RESPECT OF ANY ISSUE, CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION ARISING OUT OF OR BASED UPON THIS AGREEMENT OR THE SUBJECT MATTER HEREOF OR ANY OTHER FUNDAMENTAL DOCUMENT, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING AND WHETHER IN CONTRACT OR TORT OR OTHERWISE. EACH PARTY HERETO ACKNOWLEDGES THAT IT HAS BEEN INFORMED THAT THE PROVISIONS OF THIS SECTION CONSTITUTE A MATERIAL INDUCEMENT UPON WHICH EACH OTHER PARTY HERETO HAS RELIED, IS RELYING AND WILL RELY IN ENTERING INTO THIS AGREEMENT AND ANY OTHER FUNDAMENTAL DOCUMENT. EACH PARTY HERETO MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF EACH OTHER PARTY HERETO TO THE WAIVER OF ITS RIGHTS TO TRIAL BY JURY.

                 SECTION 11.8. No Waiver.

                 No failure on the part of the Agent or any Lender to exercise, and no delay in exercising, any right, power, privilege or remedy hereunder or under the Notes or under any other Fundamental Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power, privilege or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy. All remedies hereunder are cumulative and are not exclusive of any other remedies provided by law.

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                 SECTION 11.9. Extension of Maturity.

                 Except as otherwise specifically provided in Article 2 hereof, should any payment or prepayment of principal of or interest on the Notes or any other amount due hereunder, become due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day and, in the case of a payment or prepayment of principal, interest shall be payable thereon at the rate per annum herein specified during such extension.

                 SECTION 11.10. Amendments, etc.

                 No modification, amendment or waiver of any provision of this Agreement, and no consent to any departure by the Borrower herefrom, shall in any event be effective unless the same shall be in writing and signed by the Required Lenders, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such modification, amendment or waiver shall without the written consent of each Lender affected thereby (x) increase the Commitment of such Lender, or (y) alter the scheduled maturity of any installment or the principal amount of any Loan, or alter the rate or the date of interest payable thereon, the scheduled due date or amount of any other payment required to be made under this Agreement or the rate at which the Commitment Fees accrue; and further, provided, that no such modification, amendment or waiver shall without the written consent of all of the Lenders (i) decrease the Commitment of any Lender, (ii) amend or modify any provision of this Agreement which provides for the unanimous consent or approval of the Lenders, (iii) release any Collateral (except as contemplated by Section 10.l(b) or in connection with a sale consented to by the Required Lenders), (iv) approve any amendments to the provisions of the Subordination Agreement (v) amend this Section 11.10 or the definition of Required Lenders. No such amendment or modification may adversely affect the rights and obligations of the Agent hereunder without its prior written consent. No notice to or demand on the Borrower shall entitle the Borrower to any other or further notice or demand in the same, similar or other circumstances. Each holder of a Note shall be bound by any amendment, modification, waiver or consent authorized as provided herein, whether or not a Note shall have been marked to indicate such amendment, modification, waiver or consent and any consent by any holder of a Note shall bind any Person subsequently acquiring a Note, whether or not such Note is so marked.

                 SECTION 11.11. Severability.

                 Any provision of this Agreement or the Notes which is invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without invalidating the remaining provisions hereof, and any such invalidity, illegality or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

                 SECTION 11.12. SERVICE OF PROCESS.

                 EACH PARTY HERETO (EACH A "SUBMITTING PARTY") HEREBY IRREVOCABLY SUBMITS TO THE JURISDICTION OF THE STATE COURTS OF THE STATE OF NEW YORK IN NEW YORK COUNTY AND TO THE JURISDICTION OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK, FOR THE PURPOSES OF ANY SUIT, ACTION OR OTHER PROCEEDING ARISING OUT OF OR BASED UPON THIS AGREEMENT OR THE SUBJECT MATTER HEREOF BROUGHT BY ANY PARTY HERETO OR ANY OF ITS SUCCESSORS AND ASSIGNS. EACH SUBMITTING PARTY TO THE EXTENT PERMITTED BY APPLICABLE LAW (A) HEREBY WAIVES, AND AGREES NOT TO ASSERT, BY WAY OF MOTION, AS A DEFENSE, OR OTHERWISE, IN ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN SUCH COURTS, ANY CLAIM THAT IT IS NOT SUBJECT PERSONALLY TO THE JURISDICTION OF THE ABOVE-NAMED COURTS, THAT ITS PROPERTY IS EXEMPT OR IMMUNE FROM ATTACHMENT OR EXECUTION, THAT THE SUIT, ACTION OR PROCEEDING IS BROUGHT IN AN INCONVENIENT FORUM, THAT THE VENUE OF THE SUIT, ACTION OR PROCEEDING IS IMPROPER OR THAT THIS AGREEMENT OR THE SUBJECT MATTER HEREOF MAY NOT BE ENFORCED IN OR BY SUCH COURT, AND (B) HEREBY WAIVES THE RIGHT TO ASSERT IN ANY SUCH ACTION, SUIT OR PROCEEDING ANY OFFSETS OR COUNTERCLAIMS EXCEPT COUNTERCLAIMS THAT ARE COMPULSORY OR OTHERWISE ARISE FROM THE SAME SUBJECT MATTER. EACH SUBMITTING PARTY HEREBY CONSENTS TO SERVICE OF PROCESS BY MAIL AT ITS ADDRESS TO WHICH NOTICES ARE TO BE GIVEN PURSUANT TO SECTION 11.1 HEREOF. EACH SUBMITTING PARTY AGREES THAT ITS SUBMISSION TO JURISDICTION AND CONSENT TO SERVICE OF PROCESS BY MAIL IS MADE FOR THE EXPRESS BENEFIT OF EACH OTHER PARTY HERETO. FINAL JUDGMENT AGAINST A SUBMITTING PARTY IN ANY SUCH ACTION, SUIT OR PROCEEDING SHALL BE CONCLUSIVE, AND MAY BE ENFORCED IN ANY OTHER JURISDICTION (A) BY SUIT, ACTION OR PROCEEDING ON THE JUDGMENT, A CERTIFIED OR TRUE COPY OF WHICH SHALL BE CONCLUSIVE EVIDENCE OF THE FACT AND THE AMOUNT OF INDEBTEDNESS OR LIABILITY OF SUCH SUBMITTING PARTY THEREIN DESCRIBED OR (B) IN ANY OTHER MANNER PROVIDED BY OR PURSUANT TO THE LAWS OF SUCH OTHER JURISDICTION, PROVIDED, HOWEVER, THAT EACH PARTY HERETO MAY AT ITS OPTION BRING SUIT, OR INSTITUTE OTHER JUDICIAL PROCEEDINGS AGAINST A SUBMITTING PARTY OR ANY OF ITS ASSETS IN ANY STATE OR FEDERAL COURT OF THE UNITED STATES OR OF ANY COUNTRY OR PLACE WHERE SUCH SUBMITTING PARTY OR SUCH ASSETS MAY BE FOUND.

                 SECTION 11.13. Headings.

                 Section headings used herein and the table of contents are for convenience only and are not to affect the construction of, or be taken into consideration in interpreting, this Agreement.

                 SECTION 11.14. Execution in Counterparts.

                 This Agreement may be executed in any number of counterparts, each of which shall constitute an original, but all of which taken together, shall constitute one and the same instrument.

                 SECTION 11.15. Entire Agreement.

                 This Agreement represents the entire agreement of the parties with regard to the subject matter hereof and the terms of any letters and other documentation entered into between the Borrower and the Agent or any Lender prior to the execution of this Agreement which relate to Loans to be made hereunder shall be replaced by the terms of this Agreement.

                 SECTION 11.16. Nonrecourse to General Partner.

                 (a) Notwithstanding any provision herein to the contrary, the Lenders shall have no recourse to the assets of the General Partner (other than the Collateral) for the payment of the Notes, other than amounts received by the General Partner in violation of Section 6.18 hereof.

                 (b) At the stated maturity of the Notes or if an Event of Default has occurred and the Lenders declare the Notes to be due and payable, the General Partner shall have no liability to the Lenders for damages suffered by the Lenders or for reimbursement of costs and expenses as permitted herein other than as a result of fraud, recklessness or intentional misconduct on the part of the General Partner.

                 (c) Nothing in this Section 11.16 shall be taken to prevent recourse to, and the enforcement of the Notes against, the Collateral or recourse to the Borrower nor prevent the Lenders from the enforcement of their rights against the General Partner under the Subordination Agreement.

                 SECTION 11.17. Confidentiality.

                 Each of the Lenders understands that some of the information furnished to it pursuant to this Agreement may be received by it prior to the time that such information shall have been made public, and each of the Lenders hereby agrees that it will keep, and will direct its officers and employees to keep, all the information provided to it pursuant to this Agreement confidential prior to its becoming public (through publication other than as a result of action by one of the Lenders in violation of this Section 11.17) subject, however, to (i) disclosure to officers, directors, employees, representatives, agents, auditors, consultants, advisors, lawyers and Affiliates of such Lender, as need to know such information, (ii) the obligations of the Lenders under Applicable Law, or pursuant to subpoenas or other legal process (in which event such Lender will notify the Borrower to the extent not prohibited by Applicable
Law), to make information available to governmental agencies and examiners or to other regulatory authorities and the right of the Lenders to use such information in proceedings to enforce their rights and remedies hereunder or under any other Fundamental Document or in any proceeding against the Lenders in connection with this Agreement or under any other Fundamental Document or the transactions contemplated hereunder; (iii) disclosure to the extent such information (A) becomes publicly available other than as a result of a breach of this Agreement or (B) becomes available to a Lender on a non-confidential basis, not in breach of any agreement or other obligation to the Borrower, from a source other than the Borrower; (iv) disclosure to the extent the Borrower shall have consented to such disclosure in writing; and (v) each Lender's right to make information available (A) to any corporation controlled by such Lender or under common control with such Lender in connection with the sale of a participation by such Lender to such other corporation provided such transferee agrees to be bound by confidentiality or (B) in accordance with Sections 11.3(h) and 11.3(j) hereof.

                 IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their duly authorized officers, as of the day and the year first written above.

                                    BORROWER:

                                    CABLE TV FUND 14-B, LTD.
                                      By: Jones Intercable, Inc.,
                                          its General Partner

                                          BY  /s/ J. ROY POTTLE
                                            --------------------------------
                                                Name:   J. Roy Pottle
                                                Title:  Treasurer
                                                Address 9697 E. Mineral Ave.
                                                        Englewood, CO 80112
                                                Telephone: 303-705-3501
                                                Fax No: 303-790-7324

                                                     with a copy to:
                                                Elizabeth M. Steele, Esq.,_
                                                General Counsel
                                                Jones Intercable, Inc.
                                                9697 E. Mineral Ave.
                                                        Englewood, CO 80112
                                                Telephone: 303-792-3111
                                                Fax No: 303-799-1644


                                    CREDIT LYONNAIS CAYMAN ISLAND
                                    BRANCH, individually and as Agent


                                    By /s/ JAMES E. MORRIS
                                      -----------------------------
                                      Name:  James E. Morris
                                      Title: Authorized Signature
                                      Address: c/o Credit Lyonnais
                                               New York Branch
                                               1301 Avenue of the
                                                    Americas
                                               New York, NY 10019
                                      Telephone: 212-261-7841
                                      Fax No:  212-261-3318